UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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OCWEN FINANCIAL CORPORATION

(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 22, 2014

Dear Fellow Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of Ocwen Financial Corporation which will be held at the offices of Deloitte & Touche LLP located at 333 Southeast 2nd Avenue, Everglades Room, 36th Floor, Miami, Florida 33131, on Wednesday, May 14, 2014, at 9:00 a.m., Eastern Daylight Time. The matters to be considered by shareholders at the Annual Meeting are described in detail in the accompanying materials.

It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the Annual Meeting in person. We urge you to complete your proxy card in one of the manners described in the accompanying materials even if you plan to attend the Annual Meeting. This will not prevent you from voting in person if you are a shareholder of record but will ensure that your vote is counted if you are unable to attend.

Your continued support of and interest in Ocwen Financial Corporation is sincerely appreciated.

Sincerely,

William C. Erbey
Executive Chairman

OCWEN FINANCIAL CORPORATION
2002 Summit Boulevard, 6th Floor
Atlanta, Georgia 30319

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 14, 2014

NOTICE

Our Annual Meeting of Shareholders will be held:

Date:	Wednesday, May 14, 2014
Time:	9:00 a.m., Eastern Daylight Time
Location:	Deloitte & Touche LLP 333 Southeast 2nd Avenue, Everglades Room, 36th Floor Miami, Florida 33131

PURPOSE

•	To elect seven directors for one year terms or until their successors are elected and qualified;

•	To re-approve our 1998 Annual Incentive Plan in order to qualify compensation under the plan as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended;

•
To ratify the appointment by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of Ocwen Financial Corporation for the fiscal year ending December 31, 2014;

•	To hold an advisory vote to approve executive compensation (“Say-on-Pay”); and

•	To transact such other business as may properly come before the meeting and any adjournment of the meeting. Management is not aware of any such other business at this time.

PROCEDURES

•	Our Board of Directors has fixed March 26, 2014 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

•	Only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting.

This proxy statement for our 2014 Annual Meeting of Shareholders and our annual report to shareholders on Form 10-K for the year ended December 31, 2013 will be available on or about April 22, 2014 on our website at www.ocwen.com under Shareholder Relations. The approximate date on which this proxy statement, the proxy card and other accompanying materials are first being sent or given to shareholders is April 22, 2014. Additionally, and in accordance with Securities and Exchange Commission rules, you may access our annual report and proxy materials at http://shareholders.ocwen.com/sec.cfm, a website that does not identify or track visitors of the site.

By Order of the Board of Directors,

Timothy M. Hayes
Secretary

April 22, 2014

OCWEN FINANCIAL CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General Information

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Ocwen Financial Corporation (“Ocwen” or the “Company”) for use at our 2014 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment of this meeting. The approximate date on which this proxy statement, the proxy card and other accompanying materials are first being sent or given to shareholders is April 22, 2014. The Annual Meeting will be held at the offices of Deloitte & Touche LLP located at 333 Southeast 2nd Avenue, Everglades Room, 36th Floor, Miami, Florida 33131, on Wednesday, May 14, 2014, at 9:00 a.m., Eastern Daylight Time for the purposes listed in the Notice of Annual Meeting of Shareholders. If you are interested in attending the meeting and voting in person, please see “Annual Meeting Admission” below for further details.

How a Proxy Works

The Board of Directors has appointed William C. Erbey, Executive Chairman of the Board, Ronald M. Faris, President and Chief Executive Officer, and Timothy M. Hayes, Executive Vice President, General Counsel and Secretary, as the management proxy holders for the Annual Meeting. If you properly complete, sign and return your proxy card by mail, or submit your proxy by Internet or telephone, and do not revoke it prior to its use, your shares will be voted in accordance with your instructions. If you do not give contrary instructions, the management proxy holders will vote all shares represented by valid proxies as follows:

•	Proposal One (Election of Directors) – “FOR” each of the nominees for Director;

•	Proposal Two (Re-approval of our 1998 Annual Incentive Plan) – “FOR” re-approval of our 1998 Annual Incentive Plan;

•
Proposal Three (Ratification of Appointment of Independent Registered Public Accounting Firm) – “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014;

•
Proposal Four (Advisory Resolution on Named Executive Officer Compensation) – “FOR” approval, on an advisory basis, of the compensation of Ocwen’s executive officers whose compensation is disclosed in this proxy statement (“named executive officers”) (“Say-on-Pay”); and

•	with regard to any other business that properly comes before the meeting in accordance with the best judgment of the management proxy holders.

How to Revoke a Proxy

Your proxy may be used only at the Annual Meeting and any adjournment of this meeting and may not be used for any other meeting. You have the power to revoke your proxy at any time before it is exercised by:

•	filing written notice with our Secretary at the following address:
Timothy M. Hayes, Secretary
Ocwen Financial Corporation
1661 Worthington Road, Suite 100
West Palm Beach, Florida 33409

•	submitting a properly executed proxy bearing a later date, or

•	appearing at the Annual Meeting and giving the Secretary notice of your intention to vote in person.

Who May Vote

You are entitled to vote at the Annual Meeting or any adjournment of this meeting if you are a holder of record of our common stock or our Series A Perpetual Convertible Preferred Stock (“preferred stock”) at the close of business on March 26, 2014. At the close of business on March 26, 2014, there were 135,425,685 shares of common stock issued and outstanding and 62,000 shares of preferred stock issued and outstanding. On all matters properly presented at the Annual Meeting, (i) each share of our common stock is entitled to one vote and (ii) each share of our preferred stock is entitled to one vote for each share of common stock issuable upon conversion of the preferred stock as of the record date. The holders of common stock and preferred stock will vote together as a single class on the matters to be considered at the Annual Meeting, and their votes will be counted together.

How to Vote

All shareholders are cordially invited to attend the 2014 Annual Meeting. If you are a shareholder of record, we encourage you to fill in, date and sign the enclosed proxy card and mail it promptly in the enclosed envelope to make sure that your shares are represented at the Annual Meeting. Shareholders of record also have the option of voting by using a toll-free telephone number or via the Internet. Instructions for using these services are included on the proxy card. If you attend the Annual Meeting in person, you may, if you desire, revoke your proxy and vote your shares in person in accordance with the procedures described in this Proxy Statement.

How to Give Voting Instructions if you are a Beneficial Owner

If you are a beneficial owner of shares of our common stock, your broker is required to ask you how you want your shares to be voted. If you give the broker instructions, the broker is required to vote your shares as you direct. If your broker does not receive instructions from you about how your shares are to be voted, one of two things can happen depending on the type of proposal. If the proposal involves a “routine” matter, then the rules of the New York Stock Exchange provide brokers discretionary power to vote your shares. If, however, the proposal involves a “non-routine” matter, then brokers are not permitted to vote your shares without instruction from you. “Non-routine” matters include, for example, proposals to elect directors or vote on executive compensation proposals. It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your votes with respect to election of directors, executive compensation and any other “non-routine” matters are counted.

Even if the shares you own are held in “street name” by a bank or brokerage firm, you are considered the beneficial owner of the shares, and your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. To vote your shares, you will need to follow the procedures your bank or brokerage firm provides you. Many banks and brokerage firms offer the option of voting over the Internet or by telephone. Please contact your bank or brokerage firm for further information.

Quorum and Voting Information

The presence at the Annual Meeting of a majority of the votes of our common and preferred stock entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Assuming a quorum, the seven nominees for director receiving a plurality of the votes cast for director will be elected as directors of Ocwen. You may vote in favor of or withhold authority to vote for one or more nominees for director. The proposals to re-approve our 1998 Annual Incentive Plan and to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014 and any other matter properly submitted for your consideration at the Annual Meeting will be approved if the votes cast in favor of the action exceed the votes cast opposing the action. Because Proposal Four to approve the Say-on-Pay is advisory in nature, there is no specific requirement for approval for this proposal. It will be up to the Compensation Committee and the Board of Directors to determine whether and how to implement the votes on executive compensation.

Abstentions will not be counted in determining the votes cast in connection with the foregoing matters. If any broker “non-votes” occur at the meeting with respect to your shares, the broker “non-votes” will count for purposes of determining whether a quorum is present but will not have an effect on any proposals presented for your vote. A broker “non-vote” occurs when a shareholder has not provided voting instructions to the broker on a non-routine item. In such cases, the rules of the New York Stock Exchange preclude brokers from voting your shares without instruction from you.

Annual Meeting Admission
For directions to be able to attend the Annual Meeting and vote in person, please contact us at shareholderrelations@ocwen.com. If you wish to attend the Annual Meeting in person, you must notify us in advance at shareholderrelations@ocwen.com so that we can make appropriate arrangements to accommodate attendees. You must also present a form of government-issued personal identification (e.g., driver’s license or passport) and proof of ownership as of the record date to be admitted to the Annual Meeting. If you are a beneficial owner of shares that are held of record by a bank, brokerage firm or other holder of record, a recent brokerage statement and a letter from your bank, brokerage firm or other holder of record are examples of proof of ownership. Only holders of record will be permitted to vote at the meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

ELECTION OF DIRECTORS
(Proposal One)

Our Bylaws provide that our Board of Directors shall consist of no less than three and no more than eight members with the exact number to be fixed by our Board of Directors. On March 11, 2013, our Board of Directors fixed the number of directors at seven to be effective immediately. Directors are elected annually and hold office until the earlier of the election and qualification of their successors or their resignation and removal.

We will propose the seven nominees listed below for election as directors at the Annual Meeting. All nominees currently serve as our directors. There are no arrangements or understandings between any nominee and any other person for selection as a nominee.

If any nominee is unable or unwilling to stand for election at the time of the Annual Meeting, the person or persons appointed as proxies will nominate and vote for a replacement nominee recommended by our Board of Directors. At this time, our Board of Directors knows of no reason why any of the nominees would not be able or willing to serve as a director if elected.

Nominees for Director

The following table sets forth certain information concerning our directors:

Name	Age(1)	Director Since	Executive Committee	Audit Committee	Compensation Committee	Nomination/ Governance Committee	Compliance Committee
William C. Erbey	64	1988	X(2)
Ronald M. Faris	51	2003	X				X
Ronald J. Korn	73	2003		X(2)	X
William H. Lacy	69	2002			X(2)	X
Wilbur L. Ross, Jr.	76	2013			X		X
Robert A. Salcetti	59	2011		X		X	X(2)
Barry N. Wish	72	1988	X	X		X(2)

(1)	As of April 22, 2014.

(2)	Committee Chairman.

The principal occupation for the last five years, additional biographical information and specific qualifications of each director are set forth below.

William C. Erbey. Mr. Erbey has served as the Executive Chairman of the Board of Directors of Ocwen since September 1996, as the Chief Executive Officer of Ocwen from January 1988 to October 2010 and as the President of Ocwen from January 1988 to May 1998. From 1983 to 1995, Mr. Erbey served as a Managing General Partner of The Oxford Financial Group, a private investment partnership that was the predecessor of Ocwen. Mr. Erbey has also served as Chairman of the Board of Directors for Altisource Portfolio Solutions S.A. (“Altisource”) since July 2009. He is also the founder of Home Loan Servicing Solutions, Ltd. (“HLSS”) and has served as its Chairman since December 2010. He has also served as Chairman of the Board of Directors of Altisource Residential Corporation since July 2012 and as Chairman of the Board of Directors of Altisource Asset Management Corporation since March 2012.   From 1975 to 1983, Mr. Erbey served at General Electric Capital Corporation in various capacities, most recently as the President and Chief Operating Officer of General Electric Mortgage Insurance Corporation. Mr. Erbey also served as the Program General Manager of GECC’s Commercial Financial Services Department and as the President of Acquisition Funding Corporation. He holds a Bachelor of Arts in Economics from Allegheny College and a Master of Business Administration from Harvard University.

With extensive experience in the financial services and mortgage industries, Mr. Erbey provides the Board of Directors with an informed perspective and thoughtful insights into strategic and operational opportunities, economic and industry trends of relevance to the Company and guidance on the competitive positioning of the Company. Throughout his tenure, Mr. Erbey has successfully demonstrated his business acumen and commitment to our Company. His wide-ranging expertise in the financial services business, business acumen and extraordinary leadership capabilities are recognized as invaluable by the Board of Directors.

Ronald M. Faris. Mr. Faris has served as a Director of Ocwen since May 2003, as the President of Ocwen since March 2001 and as Chief Executive Officer since October 2010. Mr. Faris served as Executive Vice President of Ocwen from May 1998 to March 2001, as Senior Vice President from May 1997 to May 1998 and as Vice President and Chief Accounting Officer of Ocwen from June 1995 to May 1997. From March 1991 to July 1994, he served as Controller for a subsidiary of Ocwen. From 1986 to 1991, Mr. Faris was a Vice President with Kidder, Peabody & Co., Inc. and from 1984 to 1986 worked in the General Audit Department of PricewaterhouseCoopers LLP. He holds a Bachelor of Science in Accounting from The Pennsylvania State University.

With over 20 years of experience and through various roles within Ocwen, particularly over the past 13 years serving as President of the Company and more recently as our Chief Executive Officer, Mr. Faris has acquired an intimate knowledge of our business and plays an active role in the day-to-day management of our operations. Mr. Faris is uniquely well positioned to provide our Board of Directors critical insight into company-specific issues. In addition to his working knowledge of the operations, Mr. Faris also provides the Board of Directors with accounting expertise.

Ronald J. Korn. Mr. Korn has served as a Director of Ocwen since May 2003. Mr. Korn is currently the President of Ronald Korn Consulting, which provides business and marketing services to a limited number of clients. Mr. Korn has been Director and Chairman of the Audit Committee of PetMed Express, Inc. since 2002. He has also served as a Director and Chairman of the Audit Committee of comScore, Inc. since October 2005. He was a partner and employee of KPMG, LLP from 1961 to 1991, where his client responsibilities included a number of large financial institutions and various public corporations. He was admitted as a Certified Public Accountant in New York, Michigan and Florida, with licenses currently inactive. He was also admitted to the New York Bar in 1966, but has never practiced law. Mr. Korn holds a Bachelor of Science in Economics from the University of Pennsylvania, Wharton School and a Juris Doctorate degree from New York University Law School.

Chosen for his diverse background and experience, Mr. Korn brings valuable insight to our Board of Directors from an audit and accounting perspective. As determined by our Board of Directors, Mr. Korn is financially literate and qualifies as an audit committee financial expert as that term is defined in the Securities and Exchange Commission rules implementing requirements of the Sarbanes-Oxley Act of 2002. Additionally, Mr. Korn’s prior experience with other large financial institutions and public corporations provide him with a wealth of knowledge on matters that are pertinent to our ongoing activities.

William H. Lacy. Mr. Lacy has served as a Director of Ocwen since May 2002. Mr. Lacy was formerly Chairman of Mortgage Guaranty Insurance Corporation and Chairman and Chief Executive Officer of MGIC Investment Corporation, Milwaukee, Wisconsin. Both corporations are providers of private mortgage guaranty insurance and other mortgage-related services. Mr. Lacy is also a director of Johnson Controls, Inc. and serves on Johnson Controls’ Finance and Compensation Committees and as Johnson Controls’ lead director. Within the past six years, Mr. Lacy also served on the board of ACA Capital Holdings, Inc. Mr. Lacy holds a Bachelor of Arts from the School of Business at the University of Wisconsin.

Mr. Lacy was selected to serve as a member of our Board of Directors due to his expertise in the financial services industry and experience as a Chairman and Chief Executive Officer of another public company serving the mortgage industry. Mr. Lacy brings a unique perspective as a leader facing economic, social and corporate governance issues in a similar context as our Company.

Wilbur L. Ross, Jr. Mr. Ross has served as a Director of Ocwen since March 2013. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC, a private equity firm. Mr. Ross is currently a member of the board of directors of International Textile Group, Inc., a global, diversified textile provider; Assured Guaranty Ltd., a holding company that provides credit protection products to the United States and international public finance, infrastructure and structured finance markets; The Governor and Company of the Bank of Ireland, a commercial bank operation in Ireland; BankUnited, Inc., a savings and loan holding company; Navigator Holdings Ltd., a provider of international seaborne transportation services; NBNK Investments PLC, a financial services SPAC; Sun Bancorp, a bank holding company; Talmer Bancorp, a bank holding company; and Plascar Participacoes SA, a manufacturer of automotive interiors. Mr. Ross formerly served as a member of the board of directors of Air Lease Corporation, an aircraft leasing company from 2010 to December 2013; International Coal Group from April 2005 to June 2011; Montpelier Re Holdings Ltd., a reinsurance company, from 2006 to March 2010; The Greenbrier Companies, a supplier of transportation equipment and services to the railroad industry, from June 2009 until January 2013; and Syms Corp., a retail store operator, from 2000 through 2007. Mr. Ross was Executive Managing Director of Rothschild Inc. for 24 years before acquiring that firm’s private equity partnerships in 2000. Mr. Ross is a graduate of Yale University and of Harvard Business School. Through the course of Mr. Ross’ career, he has served as a principal financial adviser to, investor in, and director of various companies across the globe operating in diverse industries and he has assisted in restructuring more than $300 billion of corporate liabilities. Mr. Ross possesses unique skills, qualities and experience, as evidenced by his background, which we believe adds significant value to board discussions and to our success.

Robert A. Salcetti. Mr. Salcetti has served as a Director of Ocwen since January 2011. Mr. Salcetti previously served as a Managing Director at JPMorgan Chase from 1996 to 2008. Prior to his tenure at JPMorgan Chase, Mr. Salcetti held the position of Managing Director at Chase Manhattan Bank and Senior Vice President of TCB/Chemical Bank and its predecessor, Texas Commercial Bank.  Mr. Salcetti earned a degree of Bachelor of Science in Business Administration from Carlow College in Pittsburgh, Pennsylvania. Mr. Salcetti has served on the Board of Directors of Cherry Hill Mortgage Investment Corporation since October 2013 and is a member of the audit, compensation and nomination/governance committees. Mr. Salcetti also joined the Board of Directors of Dynex Capital Inc. December 2013 and serves on the audit committee.

Mr. Salcetti brings to Ocwen’s Board of Directors over 35 years of experience in the financial services and mortgage industry sectors. With his extensive experience, which includes leading operations that designed, provided and managed credit facilities for loan warehousing financing, advances and mortgage servicing rights financing, Mr. Salcetti is able to offer guidance to the Board of Directors from both an operational and strategic perspective. As determined by our Board of Directors, Mr. Salcetti is financially literate and qualifies as an audit committee financial expert as that term is defined in the Securities and Exchange Commission rules implementing requirements of the Sarbanes-Oxley Act of 2002.

Barry N. Wish. Mr. Wish has served as Chairman Emeritus of the Board of Directors of Ocwen since September 1996. He previously served as Chairman of the Board of Directors of Ocwen from January 1988 to September 1996. From 1983 to 1995, he served as a Managing General Partner of The Oxford Financial Group, which he founded. From 1979 to 1983, he was a Managing General Partner of Walsh, Greenwood, Wish & Co., a member firm of the New York Stock Exchange. Prior to founding that firm, Mr. Wish was a Vice President and shareholder of Kidder, Peabody & Co., Inc. He holds a Bachelor of Science in Political Science and Doctorate degree from Bowdoin College.

Having founded The Oxford Financial Group, Ocwen’s predecessor, previously serving as Chairman of the Board of Directors for Ocwen and with his deep and long-standing institutional knowledge of the Company’s history and operations, Mr. Wish provides leadership direction and critical guidance on strategic goals to the Board of Directors. As determined by our Board of Directors, Mr. Wish is financially literate and qualifies as an audit committee financial expert as that term is defined in the Securities and Exchange Commission rules implementing requirements of the Sarbanes-Oxley Act of 2002.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board, Committee and Annual Meeting Attendance

The Board of Directors plays an active role in overseeing management and representing the interests of the shareholders. To fulfill this role, directors are expected to attend all Board meetings, the meetings of the committees on which they serve and the Annual Meeting of Shareholders. Directors are also consulted for advice and counsel between formal meetings.

Our Board of Directors held seven meetings and acted by unanimous written consent two times in 2013. Each incumbent director attended at least 75% of these meetings as well as the meetings held by all committees of our Board of Directors on which they served during 2013. Each director also attended our 2013 Annual Meeting of Shareholders.

Independence of Directors

Our Corporate Governance Guidelines provide that a majority of our Board of Directors must be independent in accordance with the listing standards of the New York Stock Exchange.

Our Nomination/Governance Committee and the Board of Directors annually review the direct and indirect relationships that each director has with Ocwen based in part on responses provided by our directors to an annual questionnaire that incorporates the independence standards established by the New York Stock Exchange. Only those directors who satisfy the independence standards and who are determined by our Board of Directors to have no material relationship with Ocwen (either directly or as a partner, shareholder or officer of an organization that has a relationship with Ocwen) are considered independent. Following the Nomination/Governance Committee’s annual review and findings, the Nomination/Governance Committee and our Board of Directors has determined that each of Messrs. Korn, Lacy, Ross, Salcetti and Wish are independent directors.

Board Leadership Structure

Our Board of Directors does not believe that it is in the best interests of the Company and our shareholders to mandate the separation of the offices of Chairman of the Board of Directors and Chief Executive Officer. Rather, our Board of Directors retains the discretion to make determinations on this matter from time to time as may be in the best interests of the Company and our shareholders. The Board of Directors currently believes that separating the positions of Chief Executive Officer and Chairman is the best structure to fit the Company’s needs. As our President and Chief Executive Officer, Mr. Faris is responsible for our day-to-day operations and for formulating and executing our long-term strategies in collaboration with the Board of Directors. As Executive Chairman of the Board, Mr. Erbey leads the Board of Directors and oversees Board meetings and the delivery of information necessary for the Board’s informed decision-making. In addition to leading the Board of Directors, Mr. Erbey is actively involved in our business and focuses on strategy, key personnel development and corporate finance.

Committees of the Board of Directors

Our Board of Directors has established the following standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, a Compliance Committee and a Nomination/Governance Committee. A brief description of these committees is provided below.

Executive Committee. Our Executive Committee is generally responsible to act on behalf of our Board of Directors during the intervals between meetings of our Board of Directors. The current members of the Executive Committee are Messrs. Erbey (chairman), Faris and Wish.

Audit Committee. The Audit Committee of our Board of Directors oversees the relationship with our independent registered public accounting firm, reviews and advises our Board of Directors with respect to reports by our independent registered public accounting firm and monitors our compliance with laws and regulations applicable to our operations. Audit Committee oversight also includes the evaluation of significant matters relating to the financial reporting process and our system of internal accounting controls. Additionally, the Audit Committee reviews the scope and results of the annual audit conducted by the independent registered public accounting firm.

The current members of the Audit Committee are Messrs. Korn (chairman), Salcetti and Wish. Each member of our Audit Committee (i) is independent as independence for audit committee members is defined in the listing standards of the New York Stock Exchange, (ii) is financially literate, (iii) possesses accounting or related financial management expertise within the meaning of the listing standards of the New York Stock Exchange and (iv) qualifies as an audit committee financial expert, as such term is defined in the applicable rules of the Securities and Exchange Commission.

Our Audit Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.ocwen.com and is available in print to any shareholder who requests it. The Audit Committee reviews its charter annually and, when necessary, recommends amendments to the Board of Directors for approval.This Committee met nine times in 2013.

Compensation Committee. The Compensation Committee of our Board of Directors oversees our compensation and employee benefit plans and practices. Our Compensation Committee also evaluates and makes recommendations to our Board of Directors for human resource and compensation matters relating to our executive officers. The Compensation Committee reviews with the Executive Chairman and subsequently approves all executive compensation plans, any executive severance or termination arrangements and any equity compensation plans that are not subject to shareholder approval. The Compensation Committee also reviews and approves corporate goals and objectives relevant to the compensation of our executive officers, including the Executive Chairman and President and Chief Executive Officer, evaluates our executive officers’ performance in light of those goals and objectives and approves our executive officers’ compensation based on their evaluations. The Compensation Committee is also empowered to review our other compensation plans including the goals and objectives thereof and to recommend changes to these plans to our Board of Directors as well as to administer grants under the 2007 Equity Incentive Plan. The role of the Compensation Committee and our processes and procedures for the consideration and determination of executive and director compensation are described in more detail below under “Board of Directors Compensation” and “Compensation Discussion and Analysis,” respectively.

The current members of the Compensation Committee are Messrs. Lacy (chairman), Korn and Ross. Mr. Ross replaced Mr. Wish as a member of the Compensation Committee in March 2013. Each of these directors is independent as independence for compensation committee members is defined in the listing standards of the New York Stock Exchange. In addition, each member of the Compensation Committee also qualifies as a “non-employee” director as defined in Rule 16b-3 of the Securities and Exchange Commission and as an “outside” director within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”).

Our Compensation Committee operates under a written charter approved by our Board of Directors a copy of which is available on our website at www.ocwen.com and is available in print to any shareholder who requests it. The Compensation Committee reviews its charter annually and, when necessary, recommends amendments to the Board of Directors for approval. This Committee met six times in 2013.

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee was, at any time during the 2013 fiscal year or at any other time, an officer or employee of the Company, and no member had any relationship with us requiring disclosure under Item 404 of Securities and Exchange Commission Regulation S-K. None of our executive officers has served on the Board of Directors or Compensation Committee of any other entity that has or had one or more executive officers who served as a member of our Board of Directors or our Compensation Committee during the 2013 fiscal year.

Compliance Committee. The Compliance Committee of our Board of Directors provides assistance to the Board of Directors with (i) establishment and oversight of our compliance function, including our compliance management system, and (ii) oversight of our compliance with applicable laws, rules and regulations governing its consumer-oriented businesses, including Federal consumer financial laws and applicable state laws.

The Compliance Committee was established in March 2013. The members of the Compliance Committee are Messrs. Salcetti (chairman), Ross and Faris. Messrs. Salcetti and Ross are independent directors. Mr. Faris is our President and Chief Executive Officer and is a member of the Compliance Committee because we believe the Compliance Committee benefits from his deep knowledge of industry regulation and compliance practices as well as his many years of experience working with industry regulators. Our Compliance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our web site at www.ocwen.com and is available in print to any shareholder who requests it. The Compliance Committee reviews its charter annually and, when necessary, recommends amendments to the Board of Directors for approval. This Committee met four times in 2013.

Nomination/Governance Committee. The Nomination/Governance Committee of our Board of Directors makes recommendations to our Board of Directors of candidates to serve as Directors and Committee members for our Board of Directors, advises our Board of Directors with respect to Director composition, procedures and Committees, develops and presents our Board of Directors with a set of corporate governance principles and oversees the evaluation of our Board of Directors and our management.

The members of the Nomination/Governance Committee are Messrs. Wish (chairman), Lacy and Salcetti. Each member of our Nomination/Governance Committee is independent as defined in the listing standards of the New York Stock Exchange.

Our Nomination/Governance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our web site at www.ocwen.com and is available in print to any shareholder who requests it. The Nomination/Governance Committee reviews its charter annually and, when necessary, recommends amendments to the Board of Directors for approval. This Committee met five times during 2013.

Director Nomination Process

The Nomination/Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are anticipated. Various potential candidates for Director are then identified. Candidates may come to the attention of the Nomination/Governance Committee through current Board of Directors members, professional search firms, shareholders or industry sources.

It is the policy of our Nomination/Governance Committee to consider candidates for Director recommended by you, our shareholders, but the Nomination/Governance Committee has no obligation to recommend such candidates. In evaluating all nominees for Director, our Nomination/Governance Committee takes into account the applicable requirements for Directors under the Securities Exchange Act of 1934, as amended, and the listing standards of the New York Stock Exchange. In addition, our Nomination/Governance Committee takes into account our best interests, as well as such factors as experience, knowledge, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness and ability to devote adequate time and effort to Board responsibilities and the interplay of the candidate’s experience with the background of other members of our Board of Directors. We generally require that directors who have attained the age of 78 will not be nominated, although this requirement may be waived in particular cases in the discretion of the Board of Directors. We also consider the number of other boards on which a nominee sits, but we do not have a policy limiting the number of other public company boards upon which a Director may sit because we believe that an arbitrary limit could deprive our Board of Directors of valuable candidates whose contributions would enhance our Board of Directors and benefit the Company and our shareholders. Instead, our Nomination/Governance Committee evaluates all of the factors outlined above, including willingness and ability to devote adequate time and effort to Board responsibilities, and recommends candidates that it believes will enhance our Board of Directors and benefit the Company and our shareholders. A copy of our corporate governance guidelines is available on our web site at www.ocwen.com.

Pursuant to the Company’s Diversity Policy, the Nomination/Governance Committee considers diversity when it recommends Director nominees to the Board of Directors viewing diversity in an expansive way to include differences in prior work experience, viewpoint, education and skill set. In particular, the Nomination/Governance Committee considers diversity in professional experience, skills, expertise, training, broad-based business knowledge and understanding of the Company’s business environment when recommending Director nominees to the Board of Directors with the objective of achieving a Board with diverse business and educational backgrounds. Board members should have individual backgrounds that, when combined, provide a portfolio of experience and knowledge that will serve the Company’s governance and strategic needs. The Nomination/Governance Committee reviews the skills and attributes of Board members within the context of the current make-up of the full Board of Directors from time to time as appropriate. The Nomination/Governance Committee does not discriminate against candidates for the Board of Directors based on race, color, religion, sex, sexual orientation or national origin.

In evaluating a particular candidate, the Nomination/Governance Committee will consider factors other than the candidate’s qualifications including the current composition of the Board of Directors, the balance of management and independent Directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Nomination/Governance Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Nomination/Governance Committee, and others as appropriate, interview prospective nominees. After completing this evaluation and interview, the Nomination/Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors. The Board of Directors determines the nominees after considering the recommendation and report of the Nomination/Governance Committee. Should you recommend a candidate for Director, our Nomination/Governance Committee would evaluate such candidate in the same manner that it evaluates any other nominee. To date, no shareholder or group of shareholders owning more than 5% of our common stock has put forth any Director nominees.

If you wish to recommend persons for consideration by our Nomination/Governance Committee as nominees for election to our Board of Directors, you can do so by writing to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. You should provide each proposed nominee’s name, biographical data and qualifications, as well as a detailed explanation as to why such proposed nominee should be a director. Your recommendation should also include a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a Director.

Corporate Governance Guidelines

The Corporate Governance Guidelines adopted by our Board of Directors provide guidelines for us and our Board of Directors to ensure effective corporate governance. The Corporate Governance Guidelines cover topics such as director qualifications, Board of Directors and committee composition, director responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession and annual performance appraisal of the Board of Directors.

Our Corporate Governance Guidelines are available on our web site at www.ocwen.com and are available to any shareholder who requests them by writing to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. Our Nomination/Governance Committee reviews our Corporate Governance Guidelines annually and, when necessary, recommends amendments to the Board of Directors for approval.

Executive Sessions of Non-Management Directors

Our non-management directors met in executive session without management three times in 2013. A non-management director presides on a rotational basis as determined by our Board of Directors at each executive session.

Communications with Directors

If you desire to communicate with our Board of Directors or any individual director regarding Ocwen, you may do so by mail addressed to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. You may communicate anonymously or confidentially and may also indicate whether you are a shareholder, customer, supplier, or other interested party.

Communications received in writing are distributed to our Board of Directors or to individual directors, as the General Counsel and Secretary deems appropriate, depending on the facts and circumstances outlined in the communication received. In that regard, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board of Directors should be excluded, such as:

•	Product complaints

•	Product inquiries

•	New product suggestions

•	Resumes and other forms of job inquiries

•	Surveys

•	Business solicitations or advertisements

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

You may also communicate online with our Board of Directors as a group at http://shareholders.ocwen.com/contactBoard.cfm.

Shareholders and other interested parties may communicate directly with the Audit Committee and the non-management directors of the Board of Directors by calling our hotline, which is administered by a third party, at 1-800-884-0953. The Chair of the Audit Committee has been designated to receive such communications.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees as required by the New York Stock Exchange rules. We have also adopted a Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. Any waivers from either the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers must be approved by our Board of Directors or a Board

Committee and must be promptly disclosed to you. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers are available on our web site at www.ocwen.com and are available to any shareholder who requests a copy by writing to our Secretary at 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. Any amendments to the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers, as well as any waivers that are required to be disclosed under the rules of the Securities and Exchange Commission or the New York Stock Exchange, will be posted on our website.

Risk Management and Oversight Process

Our Board of Directors and each of its Committees are involved in overseeing risk associated with the Company. The Board of Directors and the Audit Committee monitor Ocwen’s credit risk, liquidity risk, regulatory risk, operational risk and enterprise risk by regular reviews with management and internal and external auditors. In its periodic meetings with the internal auditors and the independent accountants, the Audit Committee discusses the scope and plan for the internal audit and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs. The Board of Directors and the Nomination/Governance Committee monitor the Company’s governance and succession risk by regular review with management. The Board of Directors and the Compensation Committee monitor the Company’s compensation policies and related risks by regular reviews with management. The Board of Directors and the Compliance Committee monitor the Company’s regulatory compliance and related risks by regular reviews with management. The Board of Directors’ role in risk oversight is consistent with the Company’s leadership structure with the President and Chief Executive Officer and other members of senior management, such as our Chief Risk Officer and our Chief Compliance Officer, having responsibility for assessing and managing the Company’s risk exposure, and the Executive Chairman, the Board of Directors and its Committees providing oversight in connection with these efforts.

BOARD OF DIRECTORS COMPENSATION

The following table discloses compensation received for fiscal year 2013 by each non-management member of our Board of Directors who served as a director during fiscal year 2013.

Name	Fees Earned Or Paid in Cash ($)	Stock Awards(1)(2)(3) ($)	All Other Compensation ($)	Total ($)
Ronald J. Korn	65,000	60,000	—	125,000
William H. Lacy	60,000	60,000	—	120,000
Wilbur L. Ross, Jr.	40,240	69,534	—	109,774
Robert A. Salcetti	68,050	60,000	—	128,050
Barry N. Wish	70,000	60,000	—	130,000

(1)
Amounts reported for stock awards represent the aggregate grant date fair value of awards granted during fiscal 2013 under the 1996 Stock Plan for Directors, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. We based the grant date fair value of stock awards on the average of the high and low sales prices of our common stock.

(2)
On May 8, 2013, the directors received the following equity awards, each having a grant date fair value of $60,000, for their service for the 2013-2014 term: Messrs. Korn, Ross, Salcetti and Wish each received 1,520 restricted shares of common stock, and Mr. Lacy received 1,520 restricted share units based on his election to defer receipt of his equity compensation pursuant to the Deferral Plan for Directors as discussed below. In addition, Mr. Ross, who was appointed as a member of our Board of Directors on March 11, 2013, received 236 restricted shares of common stock on March 11, 2013, having a grant date fair value of $9,534, for his service for the unexpired portion of the 2012-2013 term.

(3)
The aggregate number of stock awards outstanding for each of our non-management directors at December 31, 2013 was as follows: (a) Mr. Korn held 1,520 unvested shares of our common stock; (b) Mr. Lacy held 28,254 restricted share units, of which 1,520 were unvested; (c) Mr. Ross held 1,520 unvested shares of our common stock; (d) Mr. Salcetti held 1,520 unvested shares of our common stock; and Mr. Wish held 1,520 unvested shares of our common stock. Our non-management directors have no shares subject to option awards outstanding as of December 31, 2013.

Standard Compensation Arrangements for Non-Management Directors

The Compensation Committee has the responsibility for recommending to the Board of Directors the form and amount of compensation for directors. Our management directors do not receive an annual retainer or any other compensation for their service on the Board of Directors. Effective as of September 2012, non-management directors receive the following compensation for their services on the Board of Directors.

Cash Compensation

We provide the following annual cash compensation to our non-management directors in quarterly installments:

•	a retainer of $50,000;

•	an additional $15,000 to the Audit Committee Chairperson;

•	an additional $10,000 to all Committee Chairpersons (other than the Audit Committee Chairperson); and

•	an additional $10,000 to all Audit Committee members (other than the Chairperson).

Equity Compensation

We provide our non-management directors an annual award of restricted shares of common stock for their service on our Board of Directors from the date of their election to the date of our next annual meeting of shareholders, pursuant to our 1996 Stock Plan for Directors. The restricted shares are granted automatically each year following the annual meeting of shareholders to each non-management director who is elected to the Board of Directors. In August 2012, our Board of Directors set the annual equity compensation for non-management directors at $60,000. The number of shares of common stock to be awarded is determined based on the average of the high and low prices of a share of common stock as reported on the New York Stock Exchange on the date of grant.

Directors’ right to ownership in shares of restricted stock granted under the 1996 Stock Plan for Directors vests on the first day of the month immediately following the expiration of the restriction period (which begins on the grant date and continues through the last day of the grant year) for such shares if the director has attended an aggregate of at least 75 percent of all meetings of the Board of Directors and committees of which the director is a member during such period. Shares of restricted stock are not transferable and subject to forfeiture during the restriction period and subject to a mandatory holding period thereafter, subject in each case to certain exceptions.

Deferral Plan
The Deferral Plan for Directors provides non-management directors with the opportunity to defer the receipt of all or a portion of their equity compensation earned for their service as directors. The plan is administered by the Compensation Committee. Before the end of each calendar year, the non-management directors make an election to receive either all or a portion of the equity portion of their annual compensation for the following grant year in restricted stock or a credit to their deferral account for the number of share units equal to the number of shares of restricted stock granted to but not received by such director. Directors electing to defer receipt of equity will become vested in the share units and will receive dividend equivalents to the same extent as they would if the original award of restricted stock had not been deferred.
Each director electing deferral must specify the payment date at the time of election as either (i) the six-month anniversary of the director’s termination date or (ii) any other date elected by the director which is at least two years after the last day of the year of service for which the compensation was awarded. At least 30 days prior to payment of deferred compensation, a director shall elect to receive such payment in the form of either (i) cash in an amount equal to the fair market value of the number of whole and fractional share units credited to the deferral account or (ii) whole shares of common stock equal to the number of whole share units credited to the deferral account with fractional share units to be paid in cash.

Other Compensation Matters

Director compensation may be prorated for a director serving less than a full one-year term such as in the case of a director joining the Board of Directors after an annual meeting of shareholders. Directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its committees. Director compensation is subject to review and adjustment by the Board of Directors from time to time.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following table sets forth certain information with respect to each person who currently serves as one of our executive officers but does not serve on our Board of Directors. Our executive officers are elected annually by our Board of Directors and generally serve at the discretion of our Board of Directors. There are no arrangements or understandings between us and any person for election as an executive officer. None of our directors and/or executive officers is related to any other director and/or executive officer of Ocwen or any of its subsidiaries by blood, marriage or adoption.

Name	Age(1)	Position(1)
John V. Britti	54	Executive Vice President and Chief Financial Officer
Richard L. Cooperstein	56	Vice President and Chief Financial Officer, Ocwen Mortgage Servicing, Inc.
Catherine M. Dondzila	51	Senior Vice President and Chief Accounting Officer
Timothy M. Hayes	58	Executive Vice President, General Counsel and Secretary
Arthur C. Walker, Jr.	43	Senior Vice President, International Tax Planning
(1) All information set forth herein is as of April 22, 2014.

The principal occupation for the last five years, as well as certain other biographical information, for each of our executive officers that is not a director are set forth below.

John V. Britti. Mr. Britti has served as Executive Vice President and Chief Financial Officer since March 2012. He previously served as Executive Vice President of Ocwen responsible for Finance and Business Development from January 2011. Prior to joining Ocwen, Mr. Britti was Chief Operating Officer for mortgage insurer RMIC from 2005 to 2011. Mr. Britti held two positions at Freddie Mac as a Vice President running Field Sales and Pricing & Structured Transactions. Mr. Britti has also been a Vice President at Capital One running Thrift and Mortgage Operations. After business school, Mr. Britti worked at McKinsey & Company in their financial services industry group. He holds a Bachelor of Arts in Economics from the University of Maryland and a Masters of Business Administration from Dartmouth’s Amos Tuck School.

Richard L. Cooperstein. Mr. Cooperstein has served as Vice President and Chief Financial Officer of Ocwen Mortgage Servicing, Inc., a subsidiary of Ocwen, since October 2013. He previously served as Vice President of Pricing Analytics of Ocwen from August 2013 to October 2013. He most recently held positions at Gleacher Financial, RangeMark Analytics and Ranieri Partners where he ran fixed-income analytics. Prior to this, Mr. Cooperstein founded Cooperstein Analytics after running HSBC’s US Mortgage Analytics. Previously, at RMIC and Freddie Mac, he built mortgage models and ran Structured Transactions. He began his career as Senior Economist at the Office of Management and Budget where he applied option pricing theory to value the financial guarantees of the Federal Government and was one of the architects of Credit Reform. Mr. Cooperstein is a published author on option pricing theory and valuing credit risk; he holds a Ph.D. in Economics from the University of Maryland.

Catherine M. Dondzila. Ms. Dondzila has served as Senior Vice President and Chief Accounting Officer of Ocwen since December 2013 and as Acting Chief Accounting Officer since March 2013. Ms. Dondzila previously served as Chief Accounting Officer for Residential Capital LLC, a mortgage originator and servicer and wholly-owned subsidiary of Ally Financial Inc. from 2007 until Ocwen’s acquisition of the Residential Capital portfolio in February 2013. Ms. Dondzila served as the Senior Vice President, Business Unit Controller at Freddie Mac from 2004 to 2006 and served in various roles for Bear Stearns & Co. from 1992 to 2004, ultimately serving as Senior Managing Director, Fixed Income Sales & Trading Business Area Controller from 2001 to 2004. Ms. Dondzila began her career at Deloitte & Touche LLP within the audit division, where she worked from 1984 to 1991. Ms. Dondzila holds a Bachelor of Science, Business Administration with concentrations in Accounting and Finance from Washington University, St. Louis.

Timothy M. Hayes. Mr. Hayes has served as Executive Vice President, General Counsel and Secretary of Ocwen since April 2013. From June 2012 to April 2013, Mr. Hayes served as Chief of Staff to the Chief Executive Officer of Homeward Residential, Inc. (“Homeward”), which became a subsidiary of Ocwen on December 27, 2012. From January 2010 to November 2011, Mr. Hayes was Executive Vice President and General Counsel of the Financial Services Division of American International Group, Inc. (“AIG”), and from July 2009 through January 2010 was General Counsel of American General Financial Services, Inc., a subsidiary of AIG. Mr. Hayes had previously served as Executive Vice President and General Counsel of Citi Residential Lending, Inc., and predecessor companies from 2005 through 2008. Mr. Hayes had previously served in other legal roles in the financial services industry. Mr. Hayes holds a Bachelor of Arts degree from the College of the Holy Cross and a JD /MBA from Southern Methodist University, and is a member of the State Bar of Texas.

Arthur C. Walker, Jr. Mr. Walker has served as Senior Vice President, International Tax Planning of Ocwen since August 2013. Mr. Walker has over 17 years of tax experience advising public companies on domestic and international tax matters. Prior to joining Ocwen, Mr. Walker was a tax partner with the law firm of Mayer Brown LLP and had been with Mayer Brown for 14 years. Mr. Walker has advised companies in my different industries throughout his career including technology, software, service provider, pharmaceutical, financial services, transportation, healthcare, and manufacturing. His tax practice experience has included planning, intercompany transfer pricing, structuring / restructuring of business operations, offshore intangibles, contract manufacturing, cross-border financing, mergers and acquisitions, legislation, private letter rulings, examinations and administrative appeals. Mr. Walker holds a Bachelor of Science in Business Administration degree from Georgetown University’s McDonough School of Business and a J.D. and LL.M in Taxation from Georgetown University Law Center and is a member of the State Bar of California and the Bar of the District of Columbia.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND RELATED SHAREHOLDER MATTERS

Beneficial Ownership of Equity Securities

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the record date by:

•	each of our directors and director nominees;

•	each named executive officer; and

•	all of our directors and current executive officers as a group.

Each of Ocwen’s directors, director nominees and named executive officers may be reached through Ocwen at 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409.

The following table also sets forth information with respect to each person known by Ocwen to own beneficially more than five percent of the outstanding shares of its common stock.

The table is based upon information supplied to us by directors, executive officers and principal shareholders and filings under the Securities Exchange Act of 1934, as amended. We have based our calculation of the percentage of beneficial ownership on 135,425,685 shares of our common stock outstanding as of the record date, unless otherwise noted.

Shares Beneficially Owned (1)
Name and Address of Beneficial Owner:	Amount and Nature of Beneficial Ownership	Percent of Class
Capital Research Global Investors(2) 333 South Hope Street Los Angeles, California 90071	12,865,186	9.50%
Wellington Management Company, LLP(3) 280 Congress Street Boston, Massachusetts 02210	7,107,147	5.23%

Directors and Named Executive Officers:
John V. Britti (4)	60,618	*
William C. Erbey(5)	20,668,182	14.95%
Ronald M. Faris(6)	1,719,273	1.26%
Timothy M. Hayes(7)	1,000	*
Ronald J. Korn	22,890	*
William H. Lacy(8)	12,579	*
Wilbur L. Ross, Jr.(9)	1,969,323	1.43%
Robert A. Salcetti	8,267	*
Barry N. Wish(10)	4,151,953	3.07%
Arthur C. Walker, Jr.	—	*
All Current Directors and Executive Officers as a Group (12 persons)	28,614,085	20.78%

*	Less than 1%

(1)
For purposes of this table, an individual is considered the beneficial owner of shares of common stock if he or she has the right to acquire within 60 days of March 26, 2014 such common stock and directly or indirectly has or shares voting power or investment power, as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to the reported shares. No shares have been pledged as security by the named executive officers or directors.

(2)
Based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2014, reporting securities deemed to be beneficially owned as of December 31, 2013, by Capital Research Global Investors, a division of Capital Research and Management Company (CRMC), as a result of CRMC acting as investment adviser to various investment companies. According to the Schedule 13G, Capital Research Global Investors has sole voting power and sole dispositive power over these shares.

(3)
Based solely on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2014, reporting securities deemed to be beneficially owned as of December 31, 2013, by Wellington Management Company, LLP in its capacity as investment adviser. According to the Schedule 13G/A, Wellington Management Company, LLP has shared voting power over 6,985,340 of these shares and shared dispositive power over 7,107,147 of these shares.

(4)	Includes options to acquire 50,000 shares which are exercisable on or within 60 days from March 26, 2014.

(5)
Includes 5,409,704 shares held by Erbey Holding Corporation, a corporation wholly-owned by William C. Erbey.  Also includes 2,440,000 shares held by Caritas Partners LLC, a Delaware limited liability company with Mr. William C. Erbey serving as its sole member.  Also includes 9,972,980 shares held by Salt Pond Holdings, LLC, a United States Virgin Islands limited liability company, of which the members are William C. Erbey and his spouse, E. Elaine Erbey. Also includes options to acquire 2,845,498 shares which are exercisable on or within 60 days from March 26, 2014.

(6)	Includes options to acquire 1,345,166 shares which are exercisable on or within 60 days from March 26, 2014. Also includes 68,790 shares jointly held by Mr. and Mrs. Ronald M. Faris.

(7)	These shares are jointly held by Mr. and Mrs. Timothy M. Hayes.

(8)
Does not include 28,254 restricted share units credited to William H. Lacy pursuant to the terms of the Deferred Compensation Plan for Directors, of which 26,734 restricted share units are vested as of March 26, 2014, but are not settleable until the six-month anniversary of the director’s termination of service.

(9)	Includes 62,000 shares of Series A Perpetual Convertible Preferred Stock convertible as of March 26, 2014 into 1,967,567 shares of common stock with fractional shares being cashed out.

WLR Recovery Fund III, L.P. (“Fund III”) owns 12,923 shares of Preferred Stock, WLR Recovery Fund IV, L.P. (“Fund IV”) owns 108,507 shares of Preferred Stock, WLR AHM Co-Invest, L.P. (the “AHM Co-Invest Fund”) owns 32,550 shares of Preferred Stock, WLR/GS Master Co-Investment, L.P. (the “GS Co-Invest Fund”) owns 7,532 shares of Preferred Stock and WLR IV Parallel ESC, L.P. (the “Parallel Fund”) owns 488 shares of Preferred Stock.

Wilbur L. Ross, Jr., the chairman and chief executive officer of WL Ross & Co. LLC, is the managing member of El Vedado, LLC and the chairman and chief executive officer of Invesco Private Capital, Inc. El Vedado, LLC is the general partner of WL Ross Group, L.P., which in turn is the managing member of WLR Recovery Associates IV LLC, WLR Recovery Associates III LLC and WLR Master Co-Investment GP, LLC. WLR Recovery Associates III LLC is the general partner of Fund III, WLR Recovery Associates IV LLC is the general partner of each of Fund IV and the AHM Co-Invest Fund, and WLR Master Co-Investment GP, LLC is the general partner of the GS Co-Invest Fund. WL Ross & Co. LLC serves as the investment manager to Fund III, Fund IV and the GS Co-Invest Fund.

Invesco Private Capital, Inc. is the managing member of INVESCO WLR IV Associates LLC, which in turn is the general partner of the Parallel Fund. INVESCO WLR IV Associates LLC and WLR Recovery Associates IV LLC have entered into a parallel investment agreement pursuant to which WLR Recovery Associates IV LLC has been appointed as representative and attorney-in-fact of the Parallel Fund to, among other things, exercise all rights, powers and privileges with respect to the Common Stock and the Preferred Stock owned by the Parallel Fund. Mr. Ross expressly disclaims beneficial ownership of all of these securities, except to the extent of his pecuniary interest therein.

(10)
Includes 3,885,591 shares held by Wishco, Inc., a corporation controlled by Barry N. Wish pursuant to his ownership of 93% of the common stock thereof, and 30,000 shares held by the Barry Wish Family Foundation, Inc., a charitable foundation of which Mr. Wish is a director.

Beneficial Ownership of Equity Securities of Subsidiary

The following table sets forth certain information regarding the beneficial ownership of preferred stock of our subsidiary, Ocwen Mortgage Servicing, Inc. (“OMS” and such stock, “OMS Preferred Stock”), as of the record date by (i) each of our directors, (ii) each named executive officer and (iii) all of our directors and current executive officers as a group. See “OMS Preferred Stock Plan” under “Compensation Discussion and Analysis” below for additional detail on OMS Preferred Stock.

Shares Beneficially Owned
Name and Address of Beneficial Owner:	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class (as of March 26, 2014)
John V. Britti	—	—	*
William C. Erbey	Class A Preferred	100	100%
Ronald M. Faris	—	—	*
Timothy M. Hayes	Class D Preferred	1,000	100%
Ronald J. Korn	—	—	*
William H. Lacy	—	—	*
Wilbur L. Ross, Jr.	—	—	*
Robert A. Salcetti	—	—	*
Barry N. Wish	—	—	*
Arthur C. Walker, Jr.	Class B Preferred	1,000	100%
All Directors and Executive Officers as a Group (12 persons)	Class A Preferred	100	100%
All Directors and Executive Officers as a Group (12 persons)	Class B Preferred	1,000	100%
All Directors and Executive Officers as a Group (12 persons)	Class D Preferred	1,000	100%

Equity Compensation Plan Information

The following table sets forth information as of the end of the most recently completed fiscal year with respect to compensation plans under which our equity securities are authorized for issuance. The information is split between all compensation plans previously approved by security holders and all compensation plans not previously approved by security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (#)
Equity compensation plans approved by security holders	8,182,611	10.62	8,851,599

Equity compensation plans not approved by security holders	—	—	—

Total	8,182,611	10.62	8,851,599(1)

(1)
2007 Equity Incentive Plan. A total of 20,000,000 shares of common stock of the Company were authorized to be issued pursuant to awards made as options, restricted stock, performance awards or other stock-based awards. Each share issued under the plan pursuant to an award other than a stock option or other purchase right in which the participant pays the fair market value for such share measured as of the grant date, or appreciation right which is based upon the fair market value of a share as of the grant date, shall reduce the number of available shares by 1.42. This plan is administered by the Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and

Exchange Commission. Executive officers, directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, we believe that all filing requirements applicable to our officers and directors and 10% beneficial owners were complied with during the 2013 fiscal year, with the following exceptions: (i) one Form 4 for Mr. Ross was filed late, reporting a single transaction; (ii) a Form 5 for Mr. Britti was filed to report shares issued upon vesting in 2012 and 2013 of three cash-denominated restricted stock awards granted on March 5, 2012, and the surrender of shares to Ocwen to cover the related tax obligations for each vesting and (iii) a Form 5 for Mr. Wish was filed to correct various minor errors from 2003 through 2012 discovered in reconciling records of securities beneficially owned, directly and indirectly. In the aggregate, the Form 5 filed for Mr. Wish corrects an overstatement of 10,183 shares of the total 4,151,953 shares beneficially owned at December 31, 2013.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction, Philosophy and Objectives

We believe an effective executive compensation program is one that aligns the interests of executives and shareholders by rewarding performance that achieves or exceeds specific financial targets and strategic goals designed to improve shareholder value. In addition, executive compensation should promote individual service longevity through long-term incentive opportunities that reward consistent high-level financial performance. The Compensation Committee evaluates both performance and compensation annually to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To achieve these objectives, we believe executive compensation packages should reward performance as measured against established goals.

This Compensation Discussion and Analysis provides information regarding the following:

•	compensation programs for our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers, including our Executive Chairman;

•	overall objectives of our compensation program and what it is designed to reward;

•	each element of compensation that we provide;

•	reasons for the compensation decisions we have made regarding these individuals;

•	determination of the amount for each element of compensation;

•	how each compensation element and our decisions regarding that element fit into our overall compensation objectives and affect decisions regarding other elements; and

•	our consideration of the results of the most recent shareholder advisory vote on executive compensation.

Our named executive officers for 2013 are as follows:

Name	Position
William C. Erbey	Executive Chairman
Ronald M. Faris	President and Chief Executive Officer
John V. Britti	Executive Vice President and Chief Financial Officer
Timothy M. Hayes	Executive Vice President, General Counsel and Secretary
Arthur C. Walker, Jr.	Senior Vice President, International Tax Planning

Role of Executive Officers in Compensation Decisions

Certain executives including the Executive Chairman and the President and Chief Executive Officer are involved in the design of executive compensation programs proposed for approval by the Compensation Committee. These executives annually review the performance of each executive officer (other than the Executive Chairman and President and Chief Executive Officer whose performances are reviewed by the Compensation Committee) and present their conclusions and recommendations regarding base salary and incentive award amounts to the Compensation Committee for its consideration and approval. The Compensation Committee can exercise its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations, subject, in each case, to any applicable limits contained in any plan under which awards are made.

Role of Compensation Consultant

Pursuant to its authority to retain independent counsel or other advisers as it deems necessary, the Compensation Committee entered into an advisory agreement with Exequity, LLC, an executive compensation consulting firm, in February 2010. The consulting firm provides the following services to the Compensation Committee as needed from time to time, pursuant to individual engagements with Exequity: (i) review of director pay proposals and program designs, (ii) competitive assessments or benchmarking analysis of executive and non-management director compensation, (iii) updates on market trends and regulatory considerations impacting compensation and benefit programs, (iv) assistance with preparation of executive and non-management director pay proposals and (v) responses to various other requests from the Compensation Committee. The

Compensation Committee utilized the services of Exequity in 2012 to review compensation for all management and non-management directors. The Compensation Committee did not engage Exequity to provide any such services in connection with executive or non-management director compensation paid for 2013.

Elements of Compensation

The principal elements of compensation for our named executive officers for 2013 include base salary and annual incentive compensation. This compensation structure was developed to provide each executive officer with a competitive salary while emphasizing an incentive compensation element that is tied to the achievement of corporate goals and strategic initiatives as well as individual performance. We have no employment agreements with our executive officers. We believe that our compensation structure is appropriate in light of our performance, industry, the opportunities and challenges facing our business and the current business environment.

In 2012, we formed OMS, a new subsidiary incorporated in the United States Virgin Islands (“USVI”), as part of an initiative to reorganize the ownership and management of our global servicing assets and operations under a single entity and to cost-effectively expand our United States-based origination and servicing activities. As part of this initiative, our Executive Chairman, Mr. Erbey, relocated to the USVI in July 2012, our Executive Vice President, General Counsel and Secretary, Mr. Hayes, relocated to the USVI in April 2013 and Mr. Walker relocated to the USVI in August 2013 to serve as Senior Vice President, International Tax Planning of OMS. Messrs. Erbey, Hayes and Walker are paid by OMS.

Base Salary.  Base salaries for our executive officers are established based on individual qualifications and job responsibilities while taking into account compensation levels at similarly situated companies for similar positions.

Base salaries of the executive officers are reviewed annually during the performance appraisal process with adjustments made based on market information, internal review of the executive officer’s compensation in relation to other officers, individual performance of the executive officer and corporate performance. Salary levels are also considered upon a promotion or other change in job responsibility. Salary adjustment recommendations are based on our overall performance and an analysis of compensation levels necessary to maintain and attract quality personnel. The Compensation Committee sets the base salary for the Executive Chairman and the President and Chief Executive Officer. The base salaries for all other executive officers are recommended by the Compensation Committee to the Board of Directors for approval. Prior to making such recommendations the Compensation Committee considers recommendations from the Executive Chairman. For 2013, Mr. Erbey and Mr. Faris remained at their 2012 base salary levels of $725,000 for Mr. Erbey and $540,000 for Mr. Faris. On September 30, 2013, Mr. Britti’s base salary was increased from $385,000 to $423,000 based on market conditions and the value of Mr. Britti’s expected performance going forward. Messrs. Hayes and Walker joined Ocwen during 2013 with base salaries of $350,000 and $510,000, respectively. On March 31, 2014, our Compensation Committee approved an increase in Mr. Faris’ base salary to $800,000, effective as of March 16, 2014, in recognition of his accomplishments in leading the Company’s growth and successful execution of its strategic initiatives, his significantly increased responsibilities given the Company’s growth and the value of his expected performance going forward.

Annual Incentive Compensation. Ocwen’s primary incentive compensation plan for eligible employees, including our executive officers, is the 1998 Annual Incentive Plan, as amended, which has been approved by our shareholders. Awards under the plan are paid in cash or, in the Compensation Committee’s discretion, all or a portion of the total award value may be paid in the form of non-qualified stock options to purchase common stock or shares of common stock that we have acquired in market transactions. Awards under the plan for 2013 were in the form of cash. The plan provides the Compensation Committee and our management with the authority to establish incentive award guidelines which are further discussed below. If options are granted as payment of an award under the 1998 Annual Incentive Plan, they will be granted pursuant to the 2007 Equity Incentive Plan discussed below. Other equity awards may also be made under the 2007 Equity Incentive Plan as discussed below. Our 1998 Annual Incentive Plan is being submitted for re-approval by our shareholders at the Annual Meeting (see “Re-Approval of our 1998 Annual Incentive Plan” below).

Each named executive officer has a targeted annual incentive award that is expressed as a percentage of total target compensation. In 2013, 45% to 60% of total target compensation was payable only upon achievement of certain minimum Company and individual performance levels. The appropriate targeted percentage is determined based on an assessment of the nature and scope of each executive officer’s responsibilities and our observations of compensation composition for similarly situated executives at peer companies with whom we compete for qualified management. The table below reflects the percentage of each executive officer’s target total compensation that was allocated to each of base salary and incentive compensation in 2013 and each executive officer’s actual total compensation that was allocated to each of base salary and incentive compensation in 2013:

Name	Base Salary % of Target Total Compensation in 2013	Incentive Compensation % of Target Total Compensation in 2013	Base Salary % of Actual Total Compensation in 2013	Incentive Compensation % of Actual Total Compensation in 2013
William C. Erbey	50%	50%	37%	63%
Ronald M. Faris	40%	60%	33%	67%
John V. Britti	50%	50%	43%	57%
Timothy M. Hayes	52%	48%	42%	58%
Arthur C. Walker, Jr.	70%	30%	59%	41%

Our annual incentive based cash executive compensation is structured to motivate executives to achieve pre-established key performance indicators by rewarding the executives for such achievement. This is accomplished by utilizing a balanced scorecard methodology which incorporates multiple financial and non-financial performance indicators developed through our annual strategic planning process to enhance Company performance and long-term shareholder value. This corporate scorecard is approved annually by the Compensation Committee and the full Board of Directors and is utilized by the Compensation Committee as a factor to determine the appropriate amount of incentive compensation to be paid to the Executive Chairman, the President and Chief Executive Officer and other key executives. In determining whether to approve the corporate scorecard each year, the Compensation Committee considers a number of factors including whether the goals are consistent with and likely to enhance corporate performance and long-term shareholder value as well as the level of difficulty associated with attainment of each goal in the scorecard. The intent of the Compensation Committee is to establish the Target goal at a level that is challenging to achieve.

Our corporate scorecard for 2013 and corresponding achievement levels are detailed below:

2013 Corporate Scorecard Elements
Corporate Objectives		Achievement Levels			Level Achieved
		Threshold	Target	Outstanding
1.	Achieve Earnings Per Share and Cash Flow target:				Target
•	Adjusted Diluted Earnings Per Share(1)	90% of $2.35 = $2.12	100% of $2.35	110% of $2.35 = $2.59
•	Adjusted Cash Flow from Operations(2)	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Discretion of the Compensation Committee
2.	Integrate ResCap and Homeward:				Target
•	Initial transfer of Rescap loans on REALServicing®	By November 15, 2013	By October 15, 2013	By September 15, 2013
•	Cost-to-service objectives for loans remaining on Fiserv compared to total cost-to-service	14% Reduction	28% Reduction	40% Reduction
3.	Utilize delinquency improvements and better timeline management to improve the ratio of gross advances to unpaid principal balance for the static pool as of 12/31/12	10% Reduction	15% Reduction	20% Reduction	Target
4.	Improve the 60+ delinquency rate and GSE seriously delinquent count:				Threshold
•	REALServicing® - Improve the 2013 Average 60+ delinquency rate for the static pool	5% Reduction	10% Reduction	15% Reduction
•	Fiserv - Improve FNMA/FHLMC Seriously Delinquent Count	20% Reduction	25% Reduction	30% Reduction
5.	Capital Efficiency - Minimize exposure to Prime MSR asset value fluctuations	Discretion of the Board	Discretion of the Board	Discretion of the Board	Target

6.	Capital Efficiency - Deploy excess cash flow and funding capacity through acquisitions or stock repurchases	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Outstanding
7.	Successfully complete the key strategic initiatives of the Company	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Discretion of the Compensation Committee	Outstanding

(1)	Diluted earnings per share adjusted upwards by $0.40 per share to exclude effects of mortgage settlement costs.

(2)	Adjusted cash flow from operations starts with Net cash provided by operating activities on Statement of Cash Flows and subtracts advance reductions used to pay down match-funded liabilities.

The key strategic initiatives which comprise Item 7 of our corporate scorecard are structured in a similar manner to the other items in our corporate scorecard with achievement levels of Threshold, Target and Outstanding. Performance against these strategic initiatives is assessed by the Compensation Committee based on the achievement levels obtained in the areas of responsibility of the applicable executive (with our Executive Chairman and our President and Chief Executive Officer being responsible for all of them). Our strategic initiatives allow us to provide a more detailed set of targets for our key employees.

In 2013, our strategic initiatives covered:

•	acquiring profitable new servicing and sub-servicing business;

•	integration of acquired businesses, including our Homeward, Rescap and Liberty businesses;

•	profitability for acquired businesses;

•	continuing to lower operating costs by implementing a new data strategy;

•	introducing process and technology improvements and implementing borrower self-service capabilities;

•	improving quality of servicing and improving customer service, especially by improving loss mitigation and finding non-foreclosure alternatives for borrowers;

•	corporate finance strategies to lower risk and funding costs; and

•	enhancements to our compliance management system and vendor oversight.

Certain of our strategic initiatives were measured by pre-set objectives while other strategic initiatives were by their nature more subjective. In the latter case, these strategic initiatives were awarded an achievement level that was approved by the Compensation Committee based upon a recommendation by the Executive Chairman or the President and Chief Executive Officer.

The incentive award for our Executive Chairman was determined by the Compensation Committee based 100% on the Company’s performance in meeting the objectives established in the corporate scorecard. The incentive awards for our executive officers other than the Executive Chairman are structured so that compensation opportunities are comprised of (i) a performance appraisal of the executive officer and (ii) performance within the business or support unit as expressed on each executive officer’s personal scorecard. For the 2013 service year, the applicable percentage weight assigned to each component of each such executive officer’s incentive compensation is detailed below:

Name	Performance Appraisal (%)	Scorecard (%)
Ronald M. Faris	20%	80%
John V. Britti	20%	80%
Timothy M. Hayes	20%	80%
Arthur C. Walker, Jr.	20%	80%

Each executive officer’s personal scorecard contains key components of the Company’s corporate scorecard and strategic initiatives related to the executive’s the areas of responsibility (with our Executive Chairman and our President and Chief Executive Officer being responsible for all areas). The weighted value of the various goals in each executive’s personal scorecard varies depending upon the relative importance of the goals and the executive’s relative contribution to the ultimate financial performance of the Company and achievement of the strategic initiatives. Additionally, in developing the goals in the executives’ scorecards, we incorporate a variety of quantitative and qualitative measures in order to incentivize performance that perpetuates the long term success of the company and discourages executives from pursuing short term risks to attain their goals. Within each component of the scorecard, there are three established levels of achievement: Threshold, Target and Outstanding. For our USVI based named executive officers, achieving the Threshold level of achievement will earn the executive officer 0% of the target incentive compensation tied to such goal, the Target level of achievement will earn the executive officer 100% of the target incentive compensation tied to such goal and the Outstanding level of achievement will earn the executive officer 200% of the target incentive compensation tied to such goal. For our non-USVI based named executive officers, achieving the Threshold level of achievement will earn the executive officer 50% of the target incentive compensation tied to such goal, the Target level of achievement will earn the executive officer 100% of the target incentive compensation tied to such goal and the Outstanding level of achievement will earn the executive officer 150% of the target incentive compensation tied to such goal. Any achievement below the Threshold level results in no compensation to the executive for the associated goal. We believe that different incentive compensation structures for eligible USVI based and non-USVI based employees are appropriate in light of the overall compensation packages available to each, including eligibility to participate in the plans and programs available in each jurisdiction.

Mr. Walker joined us in August 2013. Mr. Walker’s personal scorecard was tied to specific short term tax initiatives that could be delivered in the latter five months of the year and not on the corporate scorecard.

These goals and initiatives are further cascaded to all of our other incentive-eligible employees in their personal scorecards. Within this program, all incentive-eligible employees are tied to a personal or business unit scorecard from which to measure performance against goals that are directly linked to corporate profitability and strategy. The scorecards are communicated to all incentive-eligible employees by the Corporate Strategy Department or the employee’s immediate supervisor. Performance against such scorecards is reviewed with senior management on a quarterly basis and after the end of each year. This incentive compensation structure is intended to align the goals of our executives and other incentive-eligible employees with the overall success of the company while establishing clear performance standards within their respective business or support units. Approximately 430 employees company-wide were eligible for incentive compensation based on personal scorecard performance in 2013.

The personal scorecards for our named executive officers and the corresponding levels of achievement are as follows:

Executive Officer Scorecards
Name	%	2013 Corporate Scorecard Elements	Level Achieved

William C. Erbey	5.00%	1. Achieve Earnings Per Share and Cash Flow target	Target
	5.00%	2. Integrate ResCap and Homeward	Target
	5.00%	3. Utilize delinquency improvements and better timeline management to improve the ratio of gross advances to unpaid principal balance for the static pool as of 12/31/12	Target
	5.00%	4. Improve the 60+ delinquency rate and GSE seriously delinquent count	Threshold
	5.00%	5. Capital Efficiency - Minimize exposure to Prime MSR asset value fluctuations	Target
	5.00%	6. Capital Efficiency - Deploy excess cash flow and funding capacity through acquisitions or stock repurchases	Outstanding
	70.00%	7. Successful completion of key strategic initiatives of the company	Outstanding

Ronald M. Faris	6.25%	1. Achieve Earnings Per Share and Cash Flow target	Target
	6.25%	2. Integrate ResCap and Homeward	Target
	6.25%	3. Utilize delinquency improvements and better timeline management to improve the ratio of gross advances to unpaid principal balance for the static pool as of 12/31/12	Target
	6.25%	4. Improve the 60+ delinquency rate and GSE seriously delinquent count	Threshold
	6.25%	5. Capital Efficiency - Minimize exposure to Prime MSR asset value fluctuations	Target
	6.25%	6. Capital Efficiency - Deploy excess cash flow and funding capacity through acquisitions or stock repurchases	Outstanding
	62.50%	7. Successful completion of key strategic initiatives of the company	Outstanding

John V. Britti	12.50%	1. Achieve Earnings Per Share and Cash Flow target	Target
	12.50%	5. Capital Efficiency - Minimize exposure to Prime MSR asset value fluctuations	Target
	12.50%	6. Capital Efficiency - Deploy excess cash flow and funding capacity through acquisitions or stock repurchases	Outstanding
	62.50%	7. Successful completion of key strategic initiatives of the company	Outstanding

Timothy M. Hayes	37.5%	1. Achieve Earnings Per Share and Cash Flow target	Target
	62.5%	7. Successful completion of key strategic initiatives of the company	Outstanding

Arthur C. Walker, Jr.	40.0%	1. Develop tax plan	Outstanding
	30.0%	2. Tax Accrual and modeling for Ocwen	Target
	30.0%	3. International Operations Structure	Outstanding

The Executive Chairman presents the performance appraisal scores, personal scorecard performance and recommendations as to the incentive compensation for each of the other executive officers to the Compensation Committee. The Compensation Committee evaluates the recommendations and determines the final incentive compensation awards for the executives and other incentive-eligible employees. Annual incentive compensation is paid to our executives and other incentive-eligible employees after Compensation Committee approval following the service year associated with the incentive.

Generally, at the first or second meeting of the fiscal year, the Compensation Committee approves the corporate scorecard and annual incentive components for the Executive Chairman, Chief Executive Officer and other executive officers for that fiscal year. Key performance indicators for the Company for 2014 have been developed.
The Compensation Committee has approved our 2014 corporate scorecard which includes achieving certain earnings per share targets, balance sheet management initiatives, compliance management initiatives, information technology initiatives and continuing to grow our business through business diversification initiatives. As in past years, a component of our corporate scorecard is comprised of key strategic initiatives established to enhance long-term corporate and shareholder value.
Our 2014 strategic initiatives cover:

•	Acquiring profitable new servicing and subservicing business, growing our lending business and diversifying into adjacent businesses;

•	Improving the Company’s compliance, governance and community partnership programs;

•	Improving management of non-performing loans, including lowering delinquency rates and increasing non-foreclosure resolutions;

•	Improving customer service and reducing defect rates;

•	Improving capital efficiency and utilization;

•	Reducing costs and improving margins in our servicing and lending businesses; and

•	Implementing improvements in organizational capabilities, including licensing, cash management and billing initiatives.

Equity Incentive Plan

The 2007 Equity Incentive Plan (the “2007 Plan”) is administered by the Compensation Committee and authorizes the grant of restricted stock, options, stock appreciation rights or other equity-based awards to our employees. The Compensation Committee, in cooperation with senior management, implemented the 2007 Plan to motivate employees to make extraordinary efforts to achieve significant improvements to shareholder value, boost retention of key employees and align the interests of our employees with the interests of our shareholders. It is for these reasons that the Compensation Committee determined that it was appropriate to make the the restricted stock and option awards made to Mr. Walker in 2013. Options granted under the plan may be either “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or nonqualified stock options as determined by the Compensation Committee.

On April 22, 2014, Mr. Erbey surrendered 1,000,0000 of the 2,000,000 stock options previously granted to him on August 21, 2012 (such grant, the “Award”) pursuant to a Surrender of Stock Options (the “Surrender Agreement”). The options, which had an exercise price of $24.38, had been granted to Mr. Erbey under the 2007 Plan. The Compensation Committee undertook a review of the Award following our receipt of a letter (the “Shareholder Letter”) in which certain claims were made by one of our shareholders, including that the Award was inconsistent with the terms of the 2007 Plan. Following a review of the concerns raised in the Shareholder Letter, the Compensation Committee and the Board of Directors (with Messrs. Erbey and Faris recusing themselves) determined that the Award was valid under the 2007 Plan. Notwithstanding the foregoing, the Board of Directors (with Messrs. Erbey and Faris recusing themselves) approved the Company’s settlement with the shareholder identified in the Shareholder Letter, and, as part of such settlement, Mr. Erbey agreed to surrender the 1,000,000 stock options for no consideration pursuant to the terms of the Surrender Agreement, which options consisted of 500,000 performance-based options and 500,000 extraordinary performance-based options.

OMS Preferred Stock Plan

The Amended and Restated 2013 Preferred Stock Plan of OMS (the “OMS Preferred Stock Plan”) authorizes the grant of non-voting OMS Preferred Stock to OMS employees. On February 28, 2014, the board of directors of OMS authorized the purchase of 1,000 shares of Class B Preferred Stock by Mr. Walker and the purchase of 1,000 shares of Class D Preferred Stock by Mr. Hayes, in each case pursuant to the terms of the plan. Mr. Erbey owns 100 shares of Class A Preferred Stock which he purchased in 2012 pursuant to the terms of the plan. OMS declared a dividend on each of the outstanding classes of OMS Preferred Stock, payable on March 14, 2014.

USVI Relocation Program

In order to enable us to recruit top talent and incentivize key personnel to relocate, we offer a relocation package to individuals at the director level and above relocating to the USVI to work for OMS.  The USVI relocation program includes relocation benefits such as moving expenses, home sale support, a housing allowance for up to five years, payment of children’s school tuition fees, payment of “home leave” travel for return trips to the continental United States and tax gross ups on certain taxable benefits, in each case subject to certain limits and exceptions. In addition, upon a participant’s retirement or involuntary termination without cause, such participant is eligible to receive reimbursement for relocation costs back to the continental United States. The relocation program was amended in March 2014 to provide that, in addition to the benefits and payments described above, if a participant at the level of executive vice president is involuntarily terminated without cause, such participant is eligible to receive a severance payment equal to one year’s base salary if such termination of employment occurs within the first year and six months’ base salary thereafter. For 2013, each of Messrs. Erbey, Hayes and Walker received benefits under the USVI Relocation Program, as set forth in the “Summary Compensation Table” below and accompanying footnotes.

Other Compensation

The Compensation Committee’s policy with respect to other employee benefit plans is to provide benefits to our employees, including our executive officers, that are comparable to benefits offered by companies of a similar size to ours. A competitive comprehensive benefit program is essential to achieving the goal of attracting and retaining highly qualified employees.

Setting Compensation Levels

From time to time, the Company will conduct benchmarking on Executive Chairman, President and Chief Executive Officer and other executive officer compensation among peer companies of comparable size, industry, location and similar attributes that compete with Ocwen for qualified management. A benchmarking analysis was last conducted in 2012 for the Executive Chairman and the President and Chief Executive Officer using peer companies including: First Horizon National Corp., First Niagara Financial Group, Inc., Flagstar Bancorp, Inc., Highwood Properties, Inc., Hudson Pacific Properties, Inc, Nationstar Mortgage Holdings, Inc., Provident Financial Servicing, Inc., Stewart Information Services Corporation, and Wright Express Corporation. The information gathered from this comparison group included base salary, cash incentive compensation and equity incentive compensation. The Compensation Committee believes peer group benchmarking is an effective approach in recruiting and retaining the very best talent available in the industry. It provides a fair representation of the competitive arena for executive talent and serves the goals of retention, succession planning and other relevant considerations.

The Company believes our executive compensation programs are effectively designed, are in alignment with the interests of our shareholders and are instrumental to achieving our business strategy. In determining executive compensation for fiscal year 2013, the Compensation Committee considered the overwhelming shareholder support that the “Say-on-Pay” proposal received at our May 8, 2013 Annual Meeting of Shareholders. As a result, the Compensation Committee continued to apply the same effective principles and philosophy it has used in previous years in determining executive compensation levels and will continue to consider shareholder concerns and feedback in the future. In light of the voting results with respect to the frequency of stockholder votes on executive compensation at our May 12, 2011 Annual Meeting of Shareholders, the Board of Directors decided that the Company will hold an advisory vote on the compensation of named executive officers at each annual meeting of shareholders until the next required vote on the frequency of shareholder votes on executive compensation.

Based on benchmarking, performance, retention and other the relevant considerations, the Compensation Committee reviews recommendations and determines appropriate base salary and annual incentive compensation targets for the Executive Chairman and other executive officers. The Compensation Committee generally makes its determinations during the second quarter of the year; however, they may make adjustments at other times as appropriate.

Stock Ownership and Hedging Policies

Although we do not have stock ownership requirements, our philosophy is that equity ownership by our directors and executives is important to attract, motivate and retain directors and executives as well as to align their interests with the interests of our shareholders. The Compensation Committee believes that the Company’s equity incentive plan is adequate to achieve this philosophy. We maintain an insider trading policy and a management directive detailing our window period policy governing the timing of transactions in securities of the Company by directors and executives.

In addition, our insider trading policy prohibits any director, officer or employee from engaging in any short sale of the Company’s stock, establishing and using a margin account with a broker-dealer for the purpose of buying or selling Company stock, or buying or selling puts or calls on the Company’s stock. This policy is designed to encourage investment in the Company’s stock for the long term, on a buy and hold basis, and to discourage active trading or short-term speculation.

OMS Corporate Aircraft

We have determined that prudent use of private aircraft by senior management while on company business can promote efficient use of management time. Such usage can minimize airport commuting and waiting time and allow for unfettered, confidential communications during the course of the flight, thereby promoting maximum and efficient use of management time for company business. In connection with Mr. Erbey’s relocation to the USVI in 2012, the Board of Directors approved the engagement of a private aviation service for Mr. Erbey’s safe and efficient business travel. In 2013, OMS purchased a corporate aircraft for purposes of promoting safe and efficient business travel by senior management. None of our named executive officers other than Mr. Erbey traveled on the corporate aircraft during 2013. The aggregate incremental cost attributable to Mr. Erbey for 2013 related to personal use of the corporate aircraft is included in the “Summary Compensation Table” below and discussed in the accompanying footnotes.

Potential Payments upon Termination or Change in Control

As we have no employment agreements with our executive officers other than the restrictive covenants noted below, we handle each termination as appropriate in light of the circumstances. Without any special agreement related to termination of employment, an executive officer would typically receive his or her base salary and applicable employee benefit plans and programs through the date of termination as well as a severance payment as described below. In addition, the executive officer would typically retain any vested portion of prior equity awards granted through the 1998 Annual Incentive Plan, the 1991 Non-Qualified Stock Option Plan and the 2007 Plan. For termination not due to death, disability or retirement, the executive officer has six months within which to exercise stock options pursuant to our stock option agreements. Any portion of an equity award not vested will be forfeited unless alternate arrangements are made in the discretion of the Compensation Committee. Furthermore, pursuant to each stock option agreement granting an equity award, upon termination of an employee for cause, all outstanding stock options granted pursuant to such stock option agreement are forfeited.

Certain of the stock option agreements provide for accelerated vesting as set forth below. Upon a named executive officer’s retirement, disability, death, termination by the Company without “cause” or termination by the named executive officer for “good reason,” as defined in the applicable stock option agreement, all options that vest over a certain time period (“Time-Based Options”) would immediately vest. Additionally, pursuant to these certain agreements, if there is a “change of control event” as defined in the applicable stock option agreement, all options, including the Time-Based Options and other options that would otherwise not vest until certain company performance and timing criteria are met, would immediately vest.

The executive options agreements permitting accelerated vesting of options upon a change in control were designed to provide the executives with the same opportunities as shareholders, who are free to sell their equity at the time of the change in control event and thereby realize the value created at the time of the transaction. In addition, we believe that this vesting provision supports the compelling business need to retain key employees during the uncertain times preceding a change in control.

As of December 31, 2013 and based upon the excess of the closing stock price on such date over applicable option exercise prices, upon his retirement, disability or death, Mr. Erbey would receive $11,651,250 from the accelerated vesting of options. Upon a “change in control,” Mr. Erbey would receive $7,594,458 from the accelerated vesting of options.

As of December 31, 2013 and based upon the excess of the closing stock price on such date over applicable option exercise prices, upon a “change in control,” Mr. Faris would receive $3,923,803 from the accelerated vesting of options.

As of December 31, 2013 and based upon the excess of the closing stock price on such date over applicable option exercise prices, upon his retirement, disability or death, Mr. Britti would receive $491,000 from the accelerated vesting of options.

As of December 31, 2013 and based upon the excess of the closing stock price on such date over applicable option exercise prices, upon his retirement, disability or death, Mr. Walker would receive $46,875 from the accelerated vesting of options.

We do not have a formal severance plan or policy, except for certain USVI-based employees who work for OMS (see “USVI Relocation Program” above). Mr. Hayes qualifies for such benefits. In the event of involuntary termination of employment without cause, Mr. Hayes would receive a severance payment equal to one year’s base salary if such termination of employment occurs within the first year (i.e., prior to April 15, 2014) and thereafter he would receive six months’ base salary.

Restrictive Covenants

All of our executive officers execute an intellectual property and non-disclosure agreement upon commencement of their employment. This agreement requires the executive officer to hold all “confidential information” in trust for us and prohibits the executive officer from using or disclosing such confidential information except as necessary in the regular course of our business or that of our affiliates. Other than these restrictive covenants, we generally do not have employment, non-competition or non-solicitation agreements with our executive officers. From time to time, we enter into separation agreements with executive officers that contain these provisions.

Tax Considerations

The timing and structure of our compensation decisions is driven in part by a variety of tax considerations. Under Section 162(m) of the Code, tax deductions by corporate taxpayers are limited to $1,000,000 with respect to compensation paid to certain executive officers, unless compensation in excess of $1,000,000 satisfies the requirements for performance-based compensation as set forth under Section 162(m) and the accompanying Treasury Regulations. We obtained shareholder approval of the 2007 Plan and our stock option awards under the 2007 Plan qualify as performance-based compensation under Section 162(m) of the Code. We obtained shareholder approval of our 1998 Annual Incentive Plan in 1998 and in 2003, and we are seeking re-approval of our 1998 Annual Incentive Plan at the 2014 Annual Meeting in order to qualify awards under the 1998 Plan as performance-based compensation under Section 162(m) of the Code (See “Re-Approval of our 1998 Annual Incentive Plan” below).
In order to satisfy the deductibility requirements under Section 162(m) of the Code, performance objectives generally must be established in the first 90 days of the performance period and the outcome of the performance objectives must be uncertain at the time they are set. For annual incentive awards, this generally means performance objectives must be established no later than the end of March of each year.
The Compensation Committee takes into account the deduction limitations of Section 162(m). However, the Compensation Committee also considers the extent to which qualifying compensation as performance-based compensation would be inconsistent with our overall best interests. Performance goals such as integrating acquired businesses and balance sheet management are not exempt from the Section 162(m) limitation but are significant for our best interests. Consequently, the Compensation Committee generally structures a significant portion of executives’ incentive compensation based on performance goals that are not exempt from the Section 162(m) limitation after considering the cost of the lost deduction in an evaluation of our overall best interests.
In addition, in order to avoid being considered deferred compensation under Section 409A of the Code and to be deductible for the prior tax year, our annual incentive awards with respect to the prior year must be paid by March 15 of each year. All members of our Compensation Committee members qualify as “outside directors” under 162(m) of the Code.

Report of the Compensation Committee

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included on pages 21 through 30 of this proxy statement with management.

Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:
March 31, 2014	William H. Lacy, Chairman
Ronald J. Korn, Director
Wilbur L. Ross, Jr., Director

Summary Compensation Table

The following table provides information concerning the compensation of our named executive officers for the 2013, 2012 and 2011 fiscal years. In accordance with Securities and Exchange Commission rules, information for 2012 and 2011 is not provided for Messrs. Hayes and Walker because they were not employed by Ocwen until 2013.

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(3) ($)	Total ($)
William C. Erbey Executive Chairman	2013	725,000	—	—	1,232,500	985,358(4)	2,942,858
	2012	569,231	—	17,915,000(5)	873,454	259,200(6)	19,616,885
	2011	500,000	—	—	1,369,644	4,900	1,874,544

Ronald M. Faris President and Chief Executive Officer	2013	540,000	—	—	1,093,500	5,100	1,638,600
	2012	477,692	—	—	1,036,800	5,000	1,519,492
	2011	449,999	—	—	985,500	4,900	1,440,399

John V. Britti Executive Vice President and Chief Financial Officer	2013	393,885	—	—	532,850	5,100	931,835
	2012	385,000	591,060	596,500	443,058	52,593(7)	2,068,211
	2011	347,981	—	—	513,230	4,900	866,111

Timothy M. Hayes Executive Vice President, General Counsel and Secretary	2013	242,308(8)	—	—	340,111	178,132(9)	760,551
	2012	—	—	—	—	—	—
	2011	—	—	—	—	—	—

Arthur C. Walker, Jr. Senior Vice President, International Tax Planning	2013	166,731(10)	465,300	1,064,000	116,876	158,571(11)	1,971,478
	2012	—	—	—	—	—	—
	2011	—	—	—	—	—	—

(1)	Represents amounts earned in corresponding year.

(2)
Represents the aggregate grant date fair value of stock options and stock awards, computed in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts paid to or realized by the executive. We based the grant date fair value of stock awards on the average of the high and low sales prices of our common stock. Detail regarding the assumptions used in the calculation of the option award amounts is included in Note 24 to our audited financial statements for the fiscal year ended December 31, 2013, which are included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2014.

(3)	Consists of contributions by Ocwen pursuant to Ocwen’s 401(k) Savings Plan and, as applicable, the other items specified in the footnotes in this column.

(4)
Consists of contributions by Ocwen pursuant to Ocwen’s 401(k) Savings Plan ($5,100), relocation benefits ($238,019), including a housing allowance paid at $12,000 per month for 6 months and at $10,000 per month for 6 months and $92,500 in gross-ups for taxable relocation benefits, dividends of $7,250 per share on 100 shares of OMS Class A Preferred Stock declared by the OMS Board in accordance with the OMS Preferred Stock Plan and the aggregate incremental cost to Ocwen of personal use of corporate aircraft ($17,239). The aggregate incremental cost is calculated using a method that takes into account all variable costs such as aircraft fuel, airport taxes and fees, catering costs and other operating expenses. Since our aircraft is used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as monthly fees that are billed regardless of usage and the acquisition costs of the aircraft. See page 27 for additional discussion on OMS Preferred Stock.

(5)
Represents the aggregate grant date fair value of 2,000,000 stock options. As discussed in the Compensation Discussion and Analysis section of this proxy statement, on April 22, 2014, Mr. Erbey voluntarily surrendered 1,000,000 of the 2,000,000 stock options granted to him in August 2012.

(6)
Consists of contributions by Ocwen pursuant to Ocwen’s 401(k) Savings Plan ($5,000), relocation benefits ($190,648), including a housing allowance paid with respect to 6 months at $12,000 per month and $67,446 in gross-ups for taxable relocation benefits, and the aggregate incremental cost to Ocwen for Mr. Erbey’s use of the private aviation service of $63,552 related to flights taken by Mr. Erbey. Also, in order to facilitate Mr. Erbey’s relocation to the USVI, the Board of Directors approved Ocwen’s purchase of Mr. Erbey’s residence in Atlanta, Georgia for his cost-basis in the home of $6.5 million, which is consistent with Ocwen’s standard senior executive relocation policy and practice. Mr. Erbey also received dividends of $7,250 per share on 100 shares of OMS Class A Preferred Stock declared by the OMS Board in accordance with the OMS Preferred Stock Plan. These 2012-related dividends were disclosed in our 2013 Proxy Statement but not included in “Other Compensation.” The Company has determined to include OMS Preferred Stock dividends in “Other Compensation” for 2013 and going forward to the extent such dividends are paid to named executive officers. The aggregate incremental cost for use of the private aviation service for commuting and for personal travel not directly related to Ocwen business is the full cost as charged to Ocwen by the charter company to charter the private plane for such uses.

(7)	Consists of contributions by Ocwen pursuant to Ocwen’s 401(k) Savings Plan ($3,851) and relocation benefits ($48,742), including $15,811 in gross-ups for taxable relocation benefits.

(8)	Consists of base salary received by Mr. Hayes, prorated from his date of employment on April 15, 2013.

(9)
Consists of relocation benefits ($53,132), including a housing allowance of $4,000 per month and $11,509 in gross-ups for taxable relocation benefits, and dividends of $125 per share on 1,000 shares of OMS Class D Preferred Stock declared by the OMS Board in accordance with the OMS Preferred Stock Plan.

(10)	Consists of base salary received by Mr. Walker, prorated from his date of employment on August 26, 2013.

(11)
Consists of relocation benefits ($85,571), including a housing allowance of $4,000 per month, children’s school tuition fees and $24,078 in gross-ups for taxable relocation benefits, and dividends of $73 per share on 1,000 shares of OMS Class B Preferred Stock declared by the OMS Board in accordance with the OMS Preferred Stock Plan.

For more information about the elements of the compensation paid to our named executive officers, see “Compensation Discussion and Analysis” above.

Grants of Plan-Based Awards for 2013

The following table provides information related to the non-equity incentive plan awards under our 1998 Annual Incentive Plan, as amended, and the equity incentive plan award under our 1997 Plan granted to our named executive officers in fiscal year 2013.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William C. Erbey	—	—	725,000	1,450,000	—	—	—	—	—
Ronald M. Faris	—	405,000	810,000	1,215,000	—	—	—	—	—
John V. Britti	—	197,313	394,625	591,938	—	—	—	—	—
Timothy M. Hayes	—	—	225,000	450,000	—	—	—	—	—
Arthur C. Walker, Jr.	—	—	72,594	145,188	—	—	—	—	—
	8/26/2013	—	—	—	—	9,000(4)	—	—	465,300
	8/26/2013	—	—	—	—	—	50,000(5)	51.70	1,064,000

(1)
These amounts represent the potential non-equity compensation that would have been earned by each respective executive officer for 2013 service under the different achievement levels presented on their personal scorecards, which are more fully discussed in our Compensation Discussion and Analysis, pursuant to our 1998 Annual Incentive Plan. Our Compensation Committee is also authorized to make discretionary awards outside of the 1998 Annual Incentive Plan in excess of the maximum amounts indicated above. Our Compensation Committee did not make any such awards for 2013. Under our current compensation structure, all non-equity incentive compensation is paid to the executive officer in the first quarter of the year following the year in which service was rendered. The actual amount of non-equity incentive compensation that was paid to our named executive officers for 2013 service is set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above.

(2)	These amounts represent shares subject to stock awards and shares underlying option awards granted during 2013, pursuant to our 2007 Plan.

(3)
These amounts represent the grant date fair value of the stock and option awards, computed in accordance with FASB ASC Topic 718. We based the grant date fair value of stock awards on the average of the high and low sales prices of our common stock. Detail regarding the assumptions used in the calculation of option award amounts is included in Note 24 to our audited financial statements for the fiscal year ended December 31, 2013, which are included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2014.

(4)
The restricted stock award vests in three equal annual increments commencing August 26, 2014, so long as Mr. Walker is an employee of the Company or a subsidiary of the Company at the time of each vesting. Mr. Walker will not have any rights of a stockholder with respect to any of the shares subject to the restricted stock award until such shares are vested. The award does not contain a threshold or maximum payout amount.

(5)
One-fourth of the option award vests in four equal annual increments commencing August 26, 2014 (“time-based options”); one-half of the option award vests in four equal annual increments commencing on the date as of which the stock price equals or exceeds $103.40 with a 20% or greater annualized rate of return in the stock price measured from the date of grant and one-fourth of the option award vests in four equal annual increments commencing on the date as of which the stock price equals or exceeds $155.10 with a 25% or greater annualized rate of return in the stock price measured from the date of grant (“performance-based options”), so long as Mr. Walker is an employee of the Company or a subsidiary of the Company at the time of each vesting. The award does not contain a threshold or maximum payout amount. If all of the performance conditions for the performance-based options are satisfied, Mr. Walker would be entitled to purchase 50,000 shares underlying the option award. If none of the performance conditions are satisfied, Mr. Walker would be entitled to purchase 12,500 shares underlying the option award.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards at December 31, 2013 for the individuals named in the Summary Compensation Table.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
William C. Erbey	47,872	—	—	4.84438	1/31/2015	—	—
	69,805	—	—	5.80844	1/31/2016	—	—
	102,821	—	—	7.15812	5/10/2017	—	—
	600,000	—	—	4.82028	7/14/2018	—	—
	1,200,000	—	—	4.82028	7/14/2018	—	—
	450,000	150,000(4)	—	4.82028	7/14/2018	—	—
	125,000	375,000(5)	—	24.38000	8/21/2022	—	—
	250,000	750,000(6)	—	24.38000	8/21/2022	—	—
	—	—	500,000(7)	24.38000	8/21/2022	—	—

Ronald M. Faris	37,301	—	—	4.84438	1/31/2015	—	—
	60,504	—	—	5.80844	1/31/2016	—	—
	84,861	—	—	7.15812	5/10/2017	—	—
	310,000	—	—	4.82028	7/14/2018	—	—
	620,000	—	—	4.82028	7/14/2018	—	—
	232,500	77,500(4)	—	4.82028	7/14/2018	—	—

John V. Britti	12,500	12,500(8)	—	16.17000	3/5/2022	6,000(11)	332,700
	25,000	25,000(9)	—	16.17000	3/5/2022	—(12)	75,000
	12,500	12,500(10)	—	16.17000	3/5/2022	—(13)	37,500
	—	—	—	—	—	—(14)	37,500

Timothy M. Hayes	—	—	—	—	—	—	—

Arthur C. Walker, Jr.	—	12,500(15)	—	51.70000	8/26/2023	9,000(18)	499,050
	—	—	25,000(16)	51.70000	8/26/2023	—	—
	—	—	12,500(17)	51.70000	8/26/2023	—	—

(1)	Options awarded where the applicable performance hurdles have been met but remain subject to time based criteria.

(2)	Options awarded where the performance hurdles have not been met.

(3)
Option exercise prices were adjusted for Ocwen stock options outstanding on or before the Altisource spin-off transaction completed on August 10, 2009 to reflect the value of Altisource stock distributed to Ocwen shareholders.

(4)	Options vest on October 27, 2014.

(5)	Options vest in three equal installments on August 21, 2014, August 21, 2015 and August 21, 2016.

(6)
Options vest in three equal installments August 1, 2014, August 1, 2015 and August 1, 2016. As discussed in the Compensation Discussion and Analysis section of this proxy statement, on April 22, 2014, Mr. Erbey voluntarily surrendered 500,000 of these options.

(7)
One-fourth vests upon achieving a stock price of $73.14 and compounded annual gain of at least 25% over the exercise price with the balance vesting one-fourth each subsequent anniversary. As discussed in the Compensation Discussion and Analysis section of this proxy statement, on April 22, 2014, Mr. Erbey voluntarily surrendered all of these options.

(8)	Options vest in two equal installments on November 29, 2014 and November 29, 2015.

(9)	Options vest in two equal installments on September 5, 2014 and September 5, 2015.

(10)	Options vest in two equal installments on October 24, 2014 and October 24, 2015.

(11)	The number of shares of restricted stock shown vests on November 29, 2014.

(12)
The restricted stock award vests in two equal installments on September 5, 2014 and September 5, 2015. The number of shares to be issued pursuant to the award will be equal to the number of shares having a total value of $37,500 on each vesting date, based upon the average of the high and low sales prices per share on the relevant date; therefore, the number of shares to be issued pursuant to the award is not determinable until the applicable vesting date.

(13)
The restricted stock award vests in two equal installments on October 24, 2014 and October 24, 2015. The number of shares to be issued pursuant to the award will be equal to the number of shares having a total value of $18,750 on each vesting date, based upon the average of the high and low sales prices per share on the relevant date; therefore, the number of shares to be issued pursuant to the award is not determinable until the applicable vesting date.

(14)
The restricted stock award vests in two equal installments on November 29, 2014 and November 29, 2015. The number of shares to be issued pursuant to the award will be equal to the number of shares having a total value of $18,750 on each vesting date, based upon the average of the high and low sales prices per share on the relevant date; therefore, the number of shares to be issued pursuant to the award is not determinable until the applicable vesting date.

(15)	Options vest in four equal installments on August 26, 2014, August 26, 2015, August 26, 2016 and August 26, 2017.

(16)	One-fourth vests upon achieving a stock price of $103.40 and compounded annual gain of at least 20% over the exercise price with the balance vesting one-fourth each subsequent anniversary.

(17)	One-fourth vests upon achieving a stock price of $155.10 and compounded annual gain of at least 25% over the exercise price with the balance vesting one-fourth each subsequent anniversary.

(18)	The number of shares of restricted stock shown vests in three equal installments on August 26, 2014, August 26, 2015 and August 26, 2016.

Option Exercises and Stock Vested

The following table provides information relating to the amounts realized on the exercise of options and the vesting of restricted stock during fiscal year 2013 for the individuals named in the Summary Compensation Table.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
William C. Erbey	63,679	2,916,696	—	—
Ronald M. Faris	66,950	2,962,075	—	—
John V. Britti	—	—	7,359	414,132
Timothy M. Hayes	—	—	—	—
Arthur C. Walker, Jr.	—	—	—	—

(1)	Value realized is calculated based on the excess of the average of the high and low stock price on the date of exercise over the exercise price.

(2)	Value realized is calculated based on the average of the high and low stock price on the date of vesting.

RE-APPROVAL OF OUR 1998 ANNUAL INCENTIVE PLAN
(Proposal Two)

Our 1998 Annual Incentive Plan is being submitted for shareholder approval in order to qualify compensation under the plan as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Our 1998 Annual Incentive Plan was amended in March 2014 to include a substantially broader range of performance measures (see “Performance Targets and Section 162(m) of the Code” below) and to increase the maximum bonus amount payable to any participant for any year from $2,000,000 to $3,000,000. Our 1998 Annual Incentive Plan was previously approved by our shareholders in 1998 and 2003, when it was also amended.
The purpose of the 1998 Annual Incentive Plan is to advance the success of Ocwen and to thereby increase shareholder value by promoting the attainment of significant business objectives by Ocwen and its business units by basing a portion of the annual compensation of selected officers and key employees on the attainment of such objectives. The 1998 Annual Incentive Plan is designed to: (i) further align the interests of Participants with the interests of the Company’s shareholders, (ii) reward Participants for creating shareholder value as measured by performance goals, and (iii) assist in the attraction and retention of employees vital to the Company’s long-term success.
Summary of the Annual Incentive Plan. The following is a summary of the 1998 Annual Incentive Plan. The complete text of the 1998 Annual Incentive Plan is attached as Annex A to this Proxy Statement. The summary below is qualified in its entirety by reference to the plan, and shareholders are urged to read it for a more complete understanding of the plan and its terms.
Term. The 1998 Annual Incentive Plan does not have a fixed expiration date.
Administration. The 1998 Annual Incentive Plan is generally administered by the Compensation Committee. The Compensation Committee has sole and complete authority to make awards under the 1998 Annual Incentive Plan, to determine the terms and conditions of such awards and to interpret and make all other determinations affecting the 1998 Annual Incentive Plan. The Compensation Committee may, with respect to participants in the 1998 Annual Incentive Plan (each an “AIP Participant”) who are not subject to Section 16 of the Exchange Act and Section 162(m) of the Code, delegate such of its powers and authority under the 1998 Annual Incentive Plan to Ocwen’s President and Chief Executive Officer as it deems appropriate.
Participation. Participation in the Annual Incentive Plan is limited to officers and other key employees of Ocwen and designated subsidiaries who are selected from time to time by the Compensation Committee. Participation in the Annual Incentive Plan does not preclude participation in any other employee benefit plans of Ocwen and does not create any rights to continued employment.
Performance Targets and Section 162(m) of the Code. The Compensation Committee will designate performance targets under the 1998 Annual Incentive Plan for each year. The performance targets will be and, unless otherwise determined by the Compensation Committee, shall be any one or more of the following measures: earnings per share, earnings per share growth, return on capital employed, costs, net income, net income growth, operating margin, revenues, revenue growth, revenue from operations, expenses, income from operations as a percent of capital employed, income from operations, cash flow, market share, market penetration or other performance measures with respect to specific designated products or product groups and/or specific geographic areas, return on equity, average equity used, value of assets, return or net return on assets, net assets or capital (including invested capital), growth in assets or net assets, asset intensity, earnings (including net earnings, EBITDA and EBIT), cash flow (including operating and net cash flow), operating cash flow as a percent of capital employed, economic value added, gross margin, total shareholder return, reduction of losses, reduction of expenses, loss ratios or expense ratios, costs (including cost of capital, cost per loan, cost per hire and training costs), debt reduction, workforce diversity, number of accounts, workers’ compensation claims, budgeted amounts, turnover rate, mortgage loan delinquencies, pre-foreclosure delinquency resolutions, dispositions of REO properties, servicing advances, loans (including forward and reverse mortgage loans), call center metrics, complaint resolution rates, customer satisfaction based on specified objective goals, reduced excess facilities and/or reduced facility costs. Performance Measures may be based (i) on the performance of the Company, a subsidiary or subsidiaries, any branch, department, business unit or other portion or combination thereof under such measure for the Performance Period, (ii) upon a comparison of such performance with the performance of a peer group of corporations, prior Performance Periods or other measure selected or defined by the Compensation Committee at the time of making an award and/or (iii) in the case of earnings-based measures, on comparisons to capital, stockholders’ equity, shares outstanding or such other measures selected or defined by the Compensation Committee at the time of making an award. In addition, the Compensation Committee may elect to base awards on criteria other than those enumerated above.

Section 162(m) of the Code provides in general that compensation in excess of $1,000,000 per year paid to the chief executive officer and the three other most highly compensated officers of a public company, other than the chief financial officer, (referred to as “covered employees”) is not deductible by the corporation; provided, that certain performance-based compensation may be excluded from this deductibility limitation if, among other things, (i) the compensation is paid solely on account of the attainment of one or more performance goals, (ii) the performance goals are established by a compensation committee consisting solely of two or more outside directors (within the meaning of Section 162(m) of the Code), (iii) the material terms under which the compensation is to be paid, including the performance goals, are disclosed to and approved by the shareholders prior to payment (which may be accomplished by approval of a plan that provides a list of acceptable performance goals) and (iv) prior to payment, the compensation committee certifies that the performance goals were, in fact, satisfied. Re-approval of the 1998 Annual Incentive Plan by the shareholders of Ocwen will constitute approval of the plan, including approval of the performance objectives set under the plan, for purposes of Section 162(m).
Ocwen anticipates that a portion of compensation paid to covered employees will be paid pursuant to performance targets that qualify under Section 162(m). However, we also anticipate that some compensation will be paid pursuant to performance goals that do not qualify under Section 162(m) and that some of this compensation will not be deductible. See “Tax Considerations” under “Compensation Discussion and Analysis” above.
Maximum Annual Awards. The maximum bonus amount payable under the 1998 Annual Incentive Plan to any AIP Participant shall not exceed $3,000,000 for any year. This maximum bonus amount represents only the maximum bonus awards under the 1998 Annual Incentive Plan. Additional discretionary bonuses may be awarded by Ocwen outside of the 1998 Annual Incentive Plan. Any such discretionary amounts would be subject to the $1,000,000 deductibility limit under Section 162(m) of the Code.
Certification of Achievement of Performance Standards. The Compensation Committee shall, prior to any payment under the 1998 Annual Incentive Plan, certify in writing the extent, if any, of achievement of performance standards for each AIP Participant. For purposes of this provision, the approved minutes of the Committee meeting in which the certification is made may be treated as a written certification.
Reduction or Termination of Payment. The Compensation Committee may, in its sole discretion, establish certain additional performance-based conditions that must be satisfied by Ocwen, a business unit of Ocwen or the AIP Participant as a condition precedent to the payment of all or a portion of any awards. Such conditions precedent may include, among other things, the receipt by an AIP Participant of a specified annual performance rating and the achievement of specified performance goals by Ocwen, the business unit or AIP Participant.
Payment of Awards. Awards under the 1998 Annual Incentive Plan shall be paid in cash, as soon as practicable after appropriate financial statements for the performance period are available. However, the Compensation Committee may, in it sole discretion, elect to pay all or a portion of the total award value in the form of non-qualified stock options to purchase common stock or shares of common stock that we have acquired in market transactions in lieu of paying such amount in cash. The Compensation Committee may also require an AIP Participant to defer up to 80% of any award otherwise payable to the AIP Participant. Employees must be employed on the date of payment and not under notice of resignation, subject to Compensation Committee discretion to waive this requirement.
Amendment or Termination. The Board of Directors of Ocwen may modify, amend or terminate the 1998 Annual Incentive Plan at any time, except that no modification, amendment or termination may adversely affect the rights of an AIP Participant under an award previously made to him without his consent.
No Assignment. Except as expressly authorized by the Compensation Committee, the rights under the 1998 Annual Incentive Plan, including without limitation the rights to receive any payment, shall not be sold, assigned, transferred, encumbered or hypothecated by an AIP Participant (except by testamentary disposition or intestate succession), and during the lifetime of any AIP Participant any payment shall be payable only to such AIP Participant.
Governing Law. The validity, construction and effect of the 1998 Annual Incentive Plan and any action taken or relating to the 1998 Annual Incentive Plan shall be determined in accordance with the laws of the State of Florida and applicable federal law.
Federal Income Tax Consequences. Under present federal income tax regulations, AIP Participants will realize ordinary income equal to the amount of the award received in the year of receipt. Ocwen will receive a deduction for the amount constituting ordinary income to the AIP Participant, to the extent that awards under the 1998 Annual Incentive Plan satisfy the requirements of Section 162(m) of the Code. The foregoing brief summary of the effect of federal income taxation upon AIP Participants and Ocwen with respect to the 1998 Annual Incentive Plan does not purport to be complete and reference should be made to the applicable provisions of the Code. In addition, this summary does not discuss the provisions of income tax laws of any municipality, state or foreign country in which an AIP Participant may reside. Because executive officers of Ocwen are eligible to receive awards under the 1998 Annual Incentive Plan, each of them has a personal interest in the adoption of the 1998 Annual Incentive Plan.
The benefits or amounts that will be received by or allocated to each of the following under the 1998 Annual Incentive Plan have been and will be described in our Proxy Statements in accordance with the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated under it.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RE-APPROVAL OF THE 1998 ANNUAL INCENTIVE PLAN.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal Three)

The Audit Committee of our Board of Directors has appointed Deloitte & Touche LLP, independent registered public accountants, to be our independent registered public accounting firm for the year ending December 31, 2014 and has further directed that such appointment be submitted for ratification by our shareholders at the Annual Meeting. Although shareholder ratification of the Audit Committee’s action in this respect is not required, the Audit Committee considers it desirable for shareholders to ratify such appointment. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may, in its sole discretion, reevaluate the engagement of the independent auditors.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from you.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2014.

Report of the Audit Committee

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed with management Ocwen’s audited financial statements as of and for the year ended December 31, 2013;

•
Discussed with Deloitte & Touche LLP, Ocwen’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•
Received and reviewed the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered certified public accounting firm’s communications with the Audit Committee concerning independence and discussed with Deloitte & Touche LLP their independence.

In reliance on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Ocwen’s annual report on Form 10-K for the year ended December 31, 2013.

Audit Committee:
February 25, 2014	Ronald J. Korn, Chairman
Robert A. Salcetti, Director
Barry N. Wish, Director

Deloitte & Touche LLP Fees

The following table shows the aggregate fees billed to Ocwen for professional services by Deloitte & Touche LLP for fiscal years 2013 and 2012:

	2013	2012
Audit Fees	$2,478,750	$1,542,958
Audit Related Fees	$—	$—
Tax Fees	$784,000	$10,800
All Other Fees	$208,704	$250,000
Total	$3,471,454	$1,803,758

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audits of Ocwen’s consolidated financial statements for fiscal years 2013 and 2012, for the reviews of the financial statements included in Ocwen’s quarterly reports on Form 10-Q during fiscal years 2013 and 2012 and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees. This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent registered certified public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees” and generally consist of fees for other attest engagements under professional auditing standards, internal control-related matters, audits of employee benefit plans and due diligence.

Tax Fees. This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent registered public accounting firm for tax compliance, tax planning and tax advice.

All Other Fees. This category includes the aggregate fees billed in each of the last two fiscal years for products and services provided by the independent registered public accounting firm that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.” This also includes fees for assisting management to document the reorganization of certain subsidiaries.

The Audit Committee considered the compatibility of the non-audit-related services provided by and fees paid to Deloitte & Touche LLP in 2013 and the proposed services for 2014 and determined that such services and fees are compatible with the independence of Deloitte & Touche LLP.

Audit Committee Pre-Approval Policy. The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services to be performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. Pursuant to the policy, general pre-approval is granted for certain services, including certain audit, audit-related, tax and other services, for a term of 12 months, unless the Audit Committee specifically provides for a different term. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval pursuant to the policy , it will require specific pre-approval by the Audit Committee. All services performed by Deloitte & Touche in 2013 were pre-approved in accordance with the pre-approval policy.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee has delegated such pre-approval authority to the Chairperson of the Audit Committee. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
(Proposal Four)

As required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company is presenting this proposal which gives you as a shareholder the opportunity to approve or not approve our pay program for named executive officers.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, incentivize and retain our named executive officers, who are critical to our success. Pursuant to these programs, the Company seeks to compensate the named executive officers for achieving strategic business goals. Please read the “Compensation Discussion and Analysis” and “Executive Compensation” for additional details about our executive compensation programs, including information about the fiscal year 2013 compensation of our named executive officers.

Accordingly, we will ask our shareholders to vote on the following proposed resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission including the Compensation Discussion and Analysis, the compensation tables and any related material.”

While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

You may vote for or against or abstain from the approval of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables and any related material contained in this proxy statement.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED
EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

BUSINESS RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors has adopted a policy and procedure for the review, approval and monitoring of transactions involving Ocwen and related persons (Directors and executive officers or their immediate family members or shareholders owning 5% or greater of the Company’s outstanding stock) within our written Code of Business Conduct and Ethics which is available at www.ocwen.com. The policy and procedure are not limited to related person transactions that meet the threshold for disclosure under the relevant Securities and Exchange Commission rules as they broadly cover any situation in which a conflict of interest may arise.

Any situation that potentially involves a conflict of interest is to be immediately disclosed to the Company’s General Counsel who must assess the nature and extent of any concern and then recommend any follow up action, as needed. The General Counsel will notify the Chairman of the Board if any such situation requires notice to, or approval of, the Audit Committee of the Board of Directors.

Related persons are required to obtain the approval of the Audit Committee of the Board of Directors for any transaction or situation that may pose a conflict of interest. In considering a transaction, the Audit Committee will consider all relevant factors including (i) whether the transaction is in the best interests of Ocwen; (ii) alternatives to the related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts and (v) the overall fairness of the transaction to Ocwen. The Audit Committee will periodically monitor any approved transactions to ensure that there are no changed circumstances that would render it advisable for the Company to amend or terminate the transaction.

Relationship with Executive Chairman of the Board of Directors

Mr. Erbey currently serves as Executive Chairman of Ocwen and as non-executive Chairman of Altisource Portfolio Solutions S.A. (“Altisource”), Altisource Residential Corporation (“Residential”) and Altisource Asset Management Corporation (“AAMC”). As a result, he has obligations to the Company as well as to Altisource, Residential and AAMC. As of December 31, 2013, Mr. Erbey owned or controlled approximately 13% of Ocwen’s common stock, 26% of Altisource’s common stock, 5% of Residential’s common stock and 27% of AAMC’s common stock. As of December 31, 2013, Mr. Erbey also held 4,620,498 options to purchase Ocwen common stock, of which 2,845,498 were exercisable, and he held 873,501 options to purchase Altisource common stock, 291,164 options to purchase Residential common stock and 87,350 options to purchase AAMC common stock, all of which were exercisable. Mr. Erbey is also the non-executive Chairman of Home Loan Servicing Solutions, Ltd. (“HLSS”) and owned approximately 1% of HLSS’ ordinary shares as of December 31, 2013. We do not consider Mr. Erbey to have a direct or indirect material interest under applicable Securities and Exchange Commission rules in our transactions with HLSS. Due to the nature of Mr. Erbey’s obligations to each of the companies, he recuses himself from decisions pertaining to any transactions between them.

Relationship with Altisource

Since Altisource spun-off from Ocwen into a separate publicly traded company on August 10, 2009, our relationship has been governed by a number of agreements that set forth the terms of our business with Altisource.

On August 10, 2012 and November 1, 2012, OMS and Ocwen each entered into a Support Services Agreement with Altisource setting forth certain services that we and Altisource will provide to each other, in such areas as human resources, vendor management, corporate services, six sigma, quality assurance, quantitative analytics, treasury, accounting, tax matters, risk management, strategic planning and compliance. These Support Services Agreements run through September 2018 and October 2017 with automatic one-year renewals thereafter. It is important to note that while the Support Services Agreements provide for the provision of vendor management and compliance services, Ocwen maintains its own independent vendor oversight and compliance functions.

On August 10, 2009 and October 1, 2012, Ocwen and OMS each entered into a Services Agreement, a Technology Products Services Agreement, an Intellectual Property Agreement and a Data Center and Disaster Recovery Services Agreement. Under the Services Agreements, Altisource provides various business process outsourcing services, such as valuation services and property preservation and inspection services, among other things. During 2013, we negotiated and amended certain service-level commitments in the Services Agreements to incorporate audit rights and explicit requirements regarding compliance with applicable laws, regulations, rules and guidelines. Altisource provides certain technology products and support services under the Technology Products Services Agreements and the Data Center and Disaster Recovery Services Agreements. These

agreements expire August 31, 2025. In addition, under a Data Access and Services Agreement, we agreed to make available to Altisource certain data from Ocwen’s servicing portfolio in exchange for a per asset fee.

In connection with our March 29 and April 12, 2013 sales of the Homeward and ResCap diversified fee-based businesses to Altisource, we agreed to expand the terms of our business with Altisource to apply to the services Altisource provides as they relate to the Homeward and ResCap businesses and further (i) to establish Altisource as the exclusive provider, except as prohibited by law, of such services as they relate to the Homeward and ResCap businesses and (ii) not to establish similar fee-based businesses (or establish relationships with other companies engaged in the line of similar fee-based businesses) that would directly or indirectly compete with diversified fee-based businesses as they relate to the Homeward and ResCap businesses. In addition, we agreed that Ocwen and all of its subsidiaries and affiliates will market and promote the utilization of Altisource’s services to their various third-party relationships. Finally, we and Altisource agreed to use commercially reasonable best efforts to ensure that the loans associated with the ResCap business are boarded onto Altisource’s mortgage servicing platform (REALServicing). The cash consideration paid by Altisource to Ocwen in connection with the sales of the Homeward and ResCap diversified fee-based businesses totaled $87.0 million and $128.8 million, respectively.

Certain services provided by Altisource under these contracts are charged to the borrower and/or investor. Accordingly, such services, while derived from our loan servicing portfolio, are not reported as expenses by Ocwen. These services include residential property valuation, residential property preservation and inspection services, title services and real estate sales.

Our business is currently dependent on many of the services and products provided under these long-term contracts which include renewal provisions. We believe the rates charged under these agreements are market rates as they are materially consistent with one or more of the following: the fees charged by Altisource to other customers for comparable services and the rates Ocwen pays to or observes from other service providers.

On December 27, 2012, we entered into a senior unsecured term loan facility agreement with Altisource and borrowed $75.0 million. The proceeds of this loan were used to fund a portion of the Homeward acquisition. In February 2013, we repaid this loan in full.

On March 31, 2013, we acquired from Altisource its 49% equity interest in Correspondent One, S.A. for $12.6 million, as part of our acquisition of all of the equity in Correspondent One, S.A. Prior to the acquisition, we and Altisource had each held a 49% equity interest in Correspondent One S.A., a company that facilitated the purchase of conforming and government-guaranteed residential mortgages from approved mortgage originators and resold the mortgages to secondary market investors.

For the year ended December 31, 2013, the Company generated revenues of $22.7 million under our agreements with Altisource, principally from data access fees and fees for services provided under our services agreements. We paid expenses of $55.1 million to Altisource during 2013 principally for technology products, including the REAL suite of products that support our servicing business, and for services provided under our services agreements. At December 31, 2013, the net amount payable to Altisource was $3.8 million.

Relationship with Residential

On December 21, 2012, OMS entered into a 15-year servicing agreement with Altisource Residential, L.P., the operating partnership of Residential, pursuant to which Ocwen will service residential mortgage loans acquired by Residential and provide loan modification, assisted deed-in-lieu, assisted deed-for-lease and other loss mitigation programs. The total fees earned by us under this agreement are dependent upon the number and type of acquired residential mortgage loans that we service pursuant to the agreement.

On February 14, 2013, OLS sold a pool of non-performing residential mortgage loans to Altisource Residential, L.P. pursuant to a Master Mortgage Loan Sale Agreement. The aggregate purchase price for the pool of loans was $64.4 million.

On October 8, 2013, we entered into a Time Sharing Agreement with Residential pursuant to which we agreed to make our corporate plane available, on a time sharing basis, to Residential for air travel from time to time. Under the Time Sharing Agreement, Residential will pay us of the sum of certain of our direct expenses of operating the plane plus an additional charge equal to 100% of our expenses for fuel, oil, lubricants and other additives. Accordingly, the amount actually charged by us in any period will directly correlate to Residential’s use of the aircraft in that period.

For the year ended December 31, 2013, we generated revenues of $2.4 million under our agreements with Residential. We paid expenses of $0.0 million to Residential during 2013.

Relationship with AAMC

We have entered into a Support Services Agreement, dated as of December 31, 2013, pursuant to which we will provide business development, analytical and administrative services to AAMC. The fees that we earn under this agreement will be determined by the amounts of services that we provide to AAMC and the success of the business development services that we provide to AAMC.

On November 15, 2013, we entered into a Time Sharing Agreement with AAMC pursuant to which we agreed to make our corporate plane available on a time sharing basis to AAMC for air travel from time to time. Under the Time Sharing Agreement, AAMC will pay us of the sum of certain of our direct expenses of operating the plane plus an additional charge equal to 100% of our expenses for fuel, oil, lubricants and other additives. Accordingly, the amount actually charged by us in any period will directly correlate to AAMC’s use of the aircraft in that period.

For the year ended December 31, 2013, we generated revenues of $1.2 million under our agreements with AAMC. We paid expenses of $0.0 million to AAMC during 2013.

Relationship with HLSS

We have an agreement with HLSS Management, LLC, a wholly owned subsidiary of HLSS, to provide to each other certain professional services including valuation analysis of potential mortgage servicing rights (“MSRs”) acquisitions, treasury management services and other similar services, legal, licensing and regulatory compliance support services, risk management services and other similar services.

In order to efficiently finance our assets and operations and create liquidity, we periodically sell the right to receive the servicing fees, excluding ancillary income, relating to serviced loans (“Rights to MSRs”) and servicing advances to HLSS. As part of the HLSS transactions, we retain legal ownership of the MSRs and continue to service the related mortgage loans. We are obligated to transfer legal ownership of the MSRs to HLSS when all required third party consents are obtained. At that time, we would subservice the loans pursuant to a subservicing agreement we have entered into with HLSS. During 2013, we received total proceeds of approximately $4.3 billion from HLSS from sales of Rights to MSRs and related advances. In addition, on March 3, 2014, we sold mortgage loans and related servicing advances with approximately $549.4 million in unpaid principal balance as of February 28, 2014 to HLSS Mortgage Master Trust, a wholly-owned subsidiary of HLSS.  The purchase price was approximately $612.3 million.

On October 8, 2013, we entered into a Time Sharing Agreement with HLSS pursuant to which we will make our corporate plane available, on a time sharing basis, to HLSS for air travel from time to time. Under the Time Sharing Agreement, HLSS will pay us of the sum of certain of our direct expenses of operating the plane plus an additional charge equal to 100% of our expenses for fuel, oil, lubricants and other additives. Accordingly, the amount actually charged by us in any period will directly correlate to HLSS’ use of the aircraft in that period.

For the year ended December 31, 2013, the Company generated revenues of $0.6 million under our agreements with HLSS. We paid expenses of $2.0 million to HLSS during 2013. At December 31, 2013, the net amount payable to HLSS was $59.5 million, which was principally comprised of servicing advances that were not yet remitted to HLSS.

Relationship with Former Owner of Homeward

As consideration for the Homeward acquisition, we paid an aggregate purchase price of $765.7 million, of which $603.7 million was paid in cash and $162.0 million was paid in 162,000 preferred shares issued to certain private equity funds managed by WL Ross & Co. LLC (the “Funds”), that pay a dividend of 3.75% per annum on a quarterly basis. Each preferred share, together with any accrued and unpaid dividends, may be converted at the option of the holder into shares of common stock at a conversion price equal to $31.79. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC and Invesco Private Capital, Inc. and the managing member of El Vedado, LLC, each of which directly or indirectly controls or manages the Funds. Mr. Ross became a director in March 2013. On September 23, 2013, the Funds exercised their right to convert 100,000 of the Preferred Shares into 3,145,640 shares of common stock. On the same date, we repurchased the shares of common stock from the Funds for $157.9 million. In addition, as a result of the Homeward acquisition, we perform special servicing pursuant to Subservicing Agreements Homeward has with each of the following entities: WLR/IVZ RESI NPL LLC, RESI WHOLE LOAN II LLC, RESI WHOLE LOAN III LLC, RESI WHOLE LOAN IV LLC, RESI WHOLE LOAN V LLC and RESI WHOLE LOAN VI LLC.  Each of these entities is ultimately controlled by an investment committee for which our director, Mr. Ross, serves as chairman.  During 2013, we billed these entities an aggregate of approximately $80,000 under these six agreements.

 OTHER BUSINESS

The Board of Directors knows of no other business or nominees as of the date of printing this proxy statement other than the proposals described above in this proxy statement that will be presented for consideration at the meeting. If any other business or nominees should properly come before the meeting or any adjournment thereof, it is the intention of the management proxy holders to vote in accordance with their best judgment in our interest.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

Any proposal which a shareholder desires to have considered for inclusion in our proxy materials relating to our next Annual Meeting of Shareholders, must be received by the Secretary of Ocwen no later than December 5, 2014. If a shareholder wants to present a proposal, or nominate a person for election as Director, at the 2015 Annual Meeting, we must receive written notice of the proposal or nomination no earlier than December 5, 2014 and no later than January 4, 2015, which notice must meet the requirements set forth in our Bylaws. Under the circumstances described in, and upon compliance with, Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, management proxies would be allowed to use their discretionary voting authority to vote on any matter with respect to which the foregoing requirements have been met.

Requests to have a shareholder proposal considered for inclusion in our 2015 proxy materials and notices of intent to present a proposal or nomination directly at the 2015 Annual Meeting should be directed to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. Notices should be sent by first class United States mail or by a nationally recognized courier service. If you use the mail, we recommend that you use certified mail, return receipt requested.

ANNUAL REPORTS

A copy of our annual report to shareholders on Form 10-K for the year ended December 31, 2013 was mailed on or about April 22, 2014 to shareholders of record as of March 26, 2014. The annual report is not part of the proxy solicitation materials and can be found on our website www.ocwen.com under Shareholder Relations.

We will furnish without charge to each person whose proxy is solicited and to any beneficial owner entitled to vote as of the record date for the meeting, on written request, a copy of the annual report on Form 10-K for the year ended December 31, 2013 required to be filed by us with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Such requests should be directed to Shareholder Relations, Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409.

OTHER MATTERS

Proxies will be solicited on behalf of the Board of Directors by mail or electronic means, and we will pay the solicitation costs. Copies of this proxy statement and 2013 annual report will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners. In addition to solicitations by mail or electronic means, our Directors, officers and employees may solicit proxies personally or by telephone without additional compensation. The shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: (i) “for” the nominees for Director named earlier in this proxy statement, (ii) “for” the re-approval of our 1998 Annual Incentive Plan, (iii) “for” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014 and (iv) “for” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement. Should any matter not described above be properly presented at the meeting, the persons named in the proxy will vote in accordance with their judgment, unless otherwise restricted by law. As of the date of this proxy statement, management was not aware that any matters not referred to in this proxy statement would be presented for action at the 2014 Annual Meeting. If you are interested in attending the meeting and voting in person, please see “Annual Meeting Admission” above for further details on admission requirements.

If you are the beneficial owner, but not the record holder, of shares of our common stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and 2013 annual report to multiple shareholders who share an address, unless that nominee has received contrary instructions from one or more of the shareholders. Shareholders at an address to which a single copy of this proxy statement and 2013 annual report was sent may request a separate copy by contacting Shareholder Relations, Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. Beneficial owners sharing an address who are receiving multiple copies and who wish to receive a single copy of materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareowners at the shared address.

This proxy statement and our 2013 annual report may be viewed online at www.ocwen.com under Shareholder Relations. If you are a shareholder of record, you can elect to access future annual reports and proxy statements electronically by following the instructions provided on the proxy card. If you choose this option, you will receive a notice by mail listing the website locations, and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your common stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

ANNEX A

OCWEN FINANCIAL CORPORATION
1998 ANNUAL INCENTIVE PLAN
as amended through and effective as of March 31, 2014
ARTICLE I ‑ GENERAL PROVISIONS

1.1	Purpose
The purpose of the Ocwen Financial Corporation 1998 Annual Incentive Plan (the “Plan”) is to advance the success of Ocwen Financial Corporation and to thereby increase shareholder value by promoting the attainment of significant business objectives by the Company or a business unit and basing a portion of the annual compensation of selected officers and key employees on the attainment of such objectives. The Plan is designed to: (i) further align the interests of Participants with the interests of the Company's shareholders, (ii) reward Participants for creating shareholder value as measured by performance goals, and (iii) assist in the attraction and retention of employees vital to the Company's long-term success.

1.2	Definitions
For the purpose of the Plan, the following terms shall have the meanings indicated:

(a)	“Board” means the Board of Directors of the Company.

(b)
“Cause” means: (i) conduct, activities or performance by a Participant which, in the judgment of the Company, based upon the information then in its possession, is detrimental to its interests, business, goodwill or reputation; or (ii) such definition of Cause as is contained in a Participant’s employment agreement, if any, with the Company.

(c)	“Code” means the Internal Revenue Code of 1986, as amended, including any successor law thereto.

(d)
“Company,” means Ocwen Financial Corporation and, solely for purposes of determining (i) eligibility for participation in the Plan, (ii) employment, and (iii) the calculation of any performance goal, shall include any corporation, partnership, or other organization of which the Company owns or controls, directly or indirectly, not less than 50 percent of the total combined voting power of all classes of stock or other equity interests. For purposes of this Plan, the term “Company” shall include any successor to Ocwen Financial Corporation.

(e)
“Committee” means the Compensation Committee of the Board (or any successor committee of the Board performing a similar function or the whole Board if the Board performs such functions) or, with respect to any particular function under the Plan identified by the Committee or the Board, any subcommittee of the whole Committee established by the whole Committee or the Board in order to comply with the definition of Non-Employee Director under Rule 16b-3 of the Exchange Act and the definition of outside director under Section 162(m) of the Code.

(f)	“Common Stock” means the Company's Common Stock, par value $.01 per share.

(g)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h)	“Participant” means any person who has satisfied the eligibility requirements set forth in Section 1.4 and to whom an award has been made under the Plan.

(i)
“Performance Measures” means the criteria upon which awards will be based, which shall be any one or more of the following measures: earnings per share, earnings per share growth, return on capital employed, costs, net income, net income growth, operating margin, revenues, revenue growth, revenue from operations, expenses, income from operations as a percent of capital employed, income from operations, cash flow, market share, market penetration or other performance measures with respect to specific designated products or product groups and/or specific geographic areas, return on equity, average equity used, value of assets, return or net return on assets, net assets or capital (including invested capital), growth in assets or net assets, asset intensity, earnings (including net earnings, EBITDA and EBIT), cash flow (including operating and net cash flow), adjusted cash flow from operations, operating cash flow as a percent of capital employed, economic value added, gross margin, total shareholder return, reduction of losses, reduction of expenses, loss ratios or expense ratios, costs (including cost of capital, cost per loan, cost per hire and training costs), debt reduction, workforce diversity, number of accounts, workers’ compensation claims, budgeted amounts, turnover rate, mortgage loan delinquencies, pre-foreclosure delinquency resolutions, dispositions of REO properties, servicing advances, loans (including forward and reverse mortgage loans), call center metrics, complaint resolution rates, customer satisfaction based on specified objective goals, reduced excess facilities and/or reduced facility costs, delivery of objectively determinable key projects on time and per specified objectives, objective process and vendor management measures, including turn-times, error rates and objective quality control measures, and objective management development measures, including delivery, participation rates and success in programs aimed at building organizational capabilities and talent. Performance Measures may be based (a) on the performance of the Company, a subsidiary or subsidiaries, any branch, department, business unit or other portion or combination thereof under such measure for the Performance Period, (b) upon a comparison of such performance with the performance of a peer group of corporations, prior Performance Periods or other measure selected or defined by the Committee at the time of making an award and/or (c) in the case of earnings-based measures, on comparisons to capital, stockholders’ equity, shares outstanding or such other measures selected or defined by the Committee at the time of making an award. In addition, the Committee may elect to base awards on criteria other than those enumerated above.

(j)
“Performance Period” means, in relation to any award, the calendar year (or remaining portion of the calendar year if the award is made after March 31 of any year) for which performance is being calculated, with each such period constituting a separate Performance Period.

(k)
“Performance Threshold” means, in relation to any Performance Period, the minimum level of performance that must be achieved with respect to the Performance Measure in order for an award to become payable pursuant to Section 2.5 hereof.

(l)
“Target Award” means that percentage of a Participant's annual base salary for the Performance Period which the Plan Administrator set as the maximum amount to be awarded under the Plan for such Performance Period.

1.3	Administration
The Plan shall be administered by the Committee. Subject to the terms of the Plan, the Committee shall, among other things, determine eligibility for participation in the Plan, make awards under the Plan, establish the terms and conditions of such awards (including the Performance Measure(s) to be utilized) and determine whether the Performance Measures and Performance Thresholds for any award have been achieved. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee, shall be deemed the acts of the Committee. Subject to the provisions of the Plan and to directions by the Board, the Committee is authorized to interpret the Plan, to adopt administrative rules, regulations, and guidelines for the Plan, and to impose such terms, conditions, and restrictions on awards as it deems appropriate. The Committee may, with respect to Participants who are not subject to Section 16 of the Exchange Act and Section 162(m) of the Code, delegate such of its powers and authority under the Plan to the Company's President and Chief Executive Officer as it deems appropriate. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to the President and Chief Executive Officer as it relates to those aspects of the Plan that have been delegated.

1.4	Eligibility and Participation
Participation in the Plan shall be limited to officers, who may also be members of the Board, and other employees of the Company who are determined by the Committee to be eligible for participation in the Plan.
ARTICLE II - AWARD TERMS
2.1    Granting of Awards
The Committee may, in its discretion, from time to time make awards to persons eligible for participation in the Plan pursuant to which the Participant will earn compensation in the event that the Company achieves the Performance Thresholds established by the Committee.

2.2    Establishment of Performance Thresholds
Each award shall be conditioned upon the Company's achievement of one or more Performance Thresholds with respect to Performance Measure(s), which Performance Thresholds shall, if they are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, be established by the Committee prior to March 31 of the applicable Performance Period or within 10 business days after the start of the Performance Period in the case of Performance Periods that begin after March 31. The Committee, in its discretion, may establish Performance Thresholds for the Company, a subsidiary or subsidiaries, any branch, department, business unit or other portion or combination thereof. In addition to establishing a minimum performance level below which no compensation shall be payable pursuant to an award, the Committee, in its discretion, may create a performance schedule under which an amount less than the Target Award may be paid so long as the Performance Threshold has been exceeded. Performance Thresholds that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code shall be based on the Performance Measures enumerated in Section 1.2(i) and shall be objective targets based on such Performance Measures. The Committee may adjust the Performance Thresholds and measurements to reflect significant unforeseen events; provided, however, that the Committee may not make any such adjustment with respect to any award to an individual who is then or is anticipated to become a “covered employee” as such term is defined in Regulation 1.162‑27(c)(2) promulgated under Section 162(m) of the Code, or any successor provision (“Section 162(m)”), if such adjustment would cause compensation pursuant to such award that otherwise would qualify as performance-based compensation under Section 162(m) to cease to so qualify.
2.3    Other Award Terms
The Committee may, in its sole discretion, establish certain additional performance-based conditions that must be satisfied by the Company, a subsidiary or subsidiaries, any branch, department, business unit or other portion or combination thereof or the Participant as a condition precedent to the payment of all or a portion of any awards. Such conditions precedent may include, among other things, the receipt by a Participant of a specified annual performance rating and the achievement of specified performance goals by the Company, a subsidiary or subsidiaries, any branch, department, business unit or other portion or combination thereof or the Participant.

2.4	Certification of Achievement of Performance Thresholds
The Committee shall, prior to any payment under the Plan, certify in writing the extent, if any, that the Performance Threshold has been achieved. For purposes of this provision, and for so long as the Code permits, the approved minutes of the Committee meeting in which the certification is made shall be treated as written certification.
2.5    Distribution of Awards
Awards under the Plan shall be paid in cash as soon as practicable after audited financial statements for the Performance Period have been prepared and the Committee has certified that the Performance Threshold has been achieved.
Notwithstanding the foregoing, the Committee may, in its sole discretion, elect to pay all or a portion of the total award value in the form of non-qualified stock options to purchase Common Stock, in lieu of paying such amount in cash. Any options granted as payment of an award shall be granted pursuant to the Company's 2007 Equity Incentive Plan or any successor thereto.
The Committee may also, in its sole discretion, to the extent permitted by applicable law and stock exchange rules, elect to pay all or a portion of the total award value in the form of shares of Common Stock acquired by the Company in market transactions (“Treasury Stock”), in lieu of paying the award in cash. Any Treasury Stock granted as payment of an award shall be granted on such terms, including deferred vesting, as the Committee may determine.
2.6    Termination of Employment
A Participant must be actively employed by the Company on the date his or her award is to be paid (“the Payment Date”) in order to be entitled to payment of any award. In the event active employment of a Participant shall be terminated before the Payment Date for any reason other than discharge for “Cause”, such Participant shall not be entitled to receive any award unless otherwise determined by the Committee. A Participant discharged for Cause shall not be entitled to receive any award for the year.

2.7	Maximum Amount Available for Awards
The aggregate maximum amount payable to any one Participant under the Plan for any Performance Period shall be $3 million.
ARTICLE III ‑ OTHER PROVISIONS
3.1    Withholding Taxes
Whenever payments under the Plan are to be made, the Company will withhold therefrom an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.
3.2    Adjustment in Number of Shares
Awards may be adjusted by the Committee in the manner and to the extent it determines to be appropriate in the event of changes in the outstanding shares of Common Stock by reason of stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, reclassifications or other relevant changes in capitalization occurring after the date of the award.
3.3    No Right to Employment
Nothing contained in the Plan or in any award agreement shall confer upon any Participant any right with respect to continued employment with the Company or its subsidiaries, nor interfere in any way with the right of the Company or its subsidiaries to at any time reassign the Participant to a different job, change the compensation of the Participant or terminate the Participant's employment for any reason.
3.4    Nontransferability
A Participant's rights under the Plan, including the right to any shares or amounts payable may not be assigned, pledged, or otherwise transferred without the written consent of the Committee except, in the event of a Participant's death, to the Participant's designated beneficiary or, in the absence of such a designation, by will or by the laws of descent and distribution.
3.5    Deferral of Payment
At the discretion of the Committee, a Participant may be required to defer the receipt of up to 80% of any award otherwise payable to such Participant. Such deferral shall be accomplished by the execution of a written deferral agreement approved by the Committee by the Participant prior to the expiration of the Performance Period.
3.6    Unfunded Plan
Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or separate funds. With respect to any payment not yet made to a Participant, nothing contained herein shall give any Participant any rights that are greater than those of a general creditor of the Company.
3.7    Foreign Jurisdictions
The Committee shall have the authority to adopt, amend, or terminate such arrangements, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to comply with the tax or other laws of foreign countries or jurisdictions in order to promote achievement of the purposes of the Plan with respect to Participants residing or working in such jurisdictions.
3.8    Other Compensation Plans
Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements for employees of the Company.

ARTICLE IV ‑ AMENDMENT AND TERMINATION
The Board of Directors may modify, amend, or terminate the Plan at any time except that, no modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under an award previously made to such Participant without the consent of such Participant.
ARTICLE V ‑ EFFECTIVE DATE
The Plan shall become effective immediately upon the approval and adoption thereof by the Board, but is subject to the further approval and adoption by the shareholders of the Company.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time on May 13, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

OCWEN FINANCIAL CORPORATION 1661 WORTHINGTON ROAD SUITE 100 WEST PALM BEACH, FL 33409
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM, Eastern Time on May 13, 2014. Have your proxy card in hand when you call, and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors unanimously recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees
01	William C. Erbey	02 Ronald M. Faris		03 Ronald J. Korn 04 William H. Lacy 05 Wilbur L. Ross, Jr.
06	Robert A. Salcetti	07 Barry N. Wish

The Board of Directors unanimously recommends you vote FOR proposals 2, 3 and 4.						For	Against	Abstain
2.	Re-approval of our 1998 Annual Incentive Plan					☐	☐	☐

3.	Ratification of the appointment of Deloitte & Touche LLP as Ocwen Financial Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2014					☐	☐	☐

4.	Approval, on an advisory basis, of the compensation of the named executive officers, as disclosed in the accompanying proxy statement					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)						☐
Please indicate if you plan to attend this meeting				Yes ☐	No ☐

Please sign exactly as your name(s) appear(s) on this proxy. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or in partnership name, by authorized person.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

OCWEN FINANCIAL CORPORATION 2002 Summit Boulevard, 6th Floor, Atlanta, GA 30319
FOR USE ONLY AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 14, 2014, AND AT ANY ADJOURNMENT THEREOF.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR the election of each of the nominees for Director, FOR re-approval of our 1998 Annual Incentive Plan, FOR the ratification of the appointment of Deloitte & Touche LLP as Ocwen Financial Corporation’s independent registered public accounting firm for 2014 and FOR approval, on an advisory basis, of the compensation of the named executive officers, as disclosed in the proxy statement. If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote in their discretion.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, Proxy Statement and Form 10-K is/are available at www.proxyvote.com.

OCWEN FINANCIAL CORPORATION REVOCABLE PROXY THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE ONLY AT THE 2014 ANNUAL MEETING OF SHAREHOLDERS AND AT ANY ADJOURNMENT THEREOF

The undersigned hereby appoints William C. Erbey, Ronald M. Faris, Timothy M. Hayes, or any of them, as proxy, with full powers of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Common Stock of Ocwen Financial Corporation (the “Company”) held of record by the undersigned on March 26, 2014, at the Annual Meeting of Shareholders to be held at the offices of Deloitte & Touche LLP located at 333 Southeast 2nd Avenue, Everglades Room, 36th Floor, Miami, Florida 33131 on Wednesday, May 14, 2014, at 9:00 a.m., Eastern Daylight Time and at any adjournment thereof.

Shares of Common Stock of the Company will be voted as specified. If you execute and return this proxy without specific voting instructions, this proxy will be voted FOR the election of each of the nominees for Director, FOR re-approval of our 1998 Annual Incentive Plan, FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2014 and FOR approval, on an advisory basis, of the compensation of the named executive officers, as disclosed in the proxy statement. You may revoke this proxy at any time prior to the time it is voted at the Annual Meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders of Ocwen Financial Corporation to be held on May 14, 2014, or any adjournment thereof, a Proxy Statement for the Annual Meeting and the 2013 Annual Report to Shareholders of the Company prior to the signing of this proxy.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side